                                                                    Exhibit 10.1



          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



















                                    AGREEMENT

                                 BY AND BETWEEN

                                    BAYER AG

                                       AND

                        MILLENNIUM PHARMACEUTICALS, INC.

                                TABLE OF CONTENTS

                                                                          PAGE

Article I       Definitions..................................................1

  Section 1.1   "Above Quota QT".............................................1
  Section 1.2   "Above Quota Pool"...........................................1
  Section 1.3   "Additional Bayer Focus Areas"...............................1
  Section 1.4   "Affiliate"..................................................2
  Section 1.5   "Annual Sales Volume"........................................2
  Section 1.6   "Bayer Configured Assay".....................................2
  Section 1.7   "Bayer Development Program"..................................2
  Section 1.8   "Bayer Returned QT Know-How".................................2
  Section 1.9   "Bayer Returned QT Patent Rights"............................2
  Section 1.10  "Bayer Royalty Products".....................................2
  Section 1.11  "Cell-Based Assay"...........................................2
  Section 1.12  "CFA" or "Collaborative Focus Area"..........................3
  Section 1.13  "CFA QT".....................................................3
  Section 1.14  "Change of Control"..........................................3
  Section 1.15  "Confidential Information"...................................4
  Section 1.16  "Configured Assay"...........................................4
  Section 1.17  "Contract Quarter"...........................................4
  Section 1.18  "Contract Year"..............................................4
  Section 1.19  "Designated Scientific Issue"................................4
  Section 1.20  "Development Candidate"......................................5
  Section 1.21  "Discovery Program"..........................................5
  Section 1.22  "Disease/Therapeutic Hypothesis".............................5
  Section 1.23  "DOJ"........................................................5
  Section 1.24  "Druggable Target"...........................................5
  Section 1.25  "Effective Date".............................................6
  Section 1.26  "Equity Closing Date"........................................6
  Section 1.27  "Executive Officers".........................................6
  Section 1.28  "Field"......................................................6
  Section 1.29  "First Commercial Sale"......................................6
  Section 1.30  "FTC"........................................................6
  Section 1.31  "FTE"........................................................6
  Section 1.32  "HSR Act"....................................................6
  Section 1.33  "HSR Clearance Date".........................................6
  Section 1.34  "HSR Filing".................................................6
  Section 1.35  "Investment Agreement".......................................7
  Section 1.36  "Know-How"...................................................7
  Section 1.37  "Millennium Configured Assay"................................7
  Section 1.38  "Millennium Know-How"........................................7
  Section 1.39  "Millennium Patent Rights"...................................7




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
  Section 1.40  "Millennium Royalty Products" ................................7
  Section 1.41  "Net Sales"...................................................7
  Section 1.42  "[**]"........................................................9
  Section 1.43  "[**]"........................................................9
  Section 1.44  "Novel Protein"...............................................9
  Section 1.45  "Party".......................................................9
  Section 1.46  "Patent Right"................................................9
  Section 1.47  "Program Director"............................................9
  Section 1.48  "Program Term"................................................9
  Section 1.49  "Protein".....................................................9
  Section 1.50  "Public Domain"..............................................10
  Section 1.51  "QT Pool"....................................................10
  Section 1.52  "Qualified Target" or "QT"...................................10
  Section 1.53  "Related Third Party Payments"...............................10
  Section 1.54  "Required Pharmacogenomic Assay".............................10
  Section 1.55  "Research Plan"..............................................11
  Section 1.56  "Restricted Target"..........................................11
  Section 1.57  "[**] Areas".................................................11
  Section 1.58  "Royalty-Bearing Product"....................................11
  Section 1.59  "Selectable QT Pool".........................................11
  Section 1.60  "Selected QT"................................................11
  Section 1.61  "Small Molecule".............................................11
  Section 1.62  "Small Molecule Drug"........................................12
  Section 1.63  "Strategic Project"..........................................12
  Section 1.64  "Territory"..................................................12
  Section 1.65  "Unrecognized Protein".......................................12
  Section 1.66  Additional Definitions.......................................12

Article II      Discovery Program; Selected QTs..............................14

  Section 2.1   Overview.....................................................14
  Section 2.2   Changes in CFAs..............................................14
  Section 2.3   Exclusivity..................................................15
  Section 2.4   Management of Research Program...............................16
  Section 2.5   Research Plan................................................18
  Section 2.6   Discovery Program - General..................................18
  Section 2.7   Selection of Druggable Targets...............................19
  Section 2.8   Identification and Selection of Qualified Targets............21
  Section 2.9   Additional Activities in CFAs................................25
  Section 2.10  [**] Research Activities.....................................28
  Section 2.11  Extension of Program Term....................................28



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
 Section 2.12   Progression of Selected QT from First to Third Stages.........28
 Section 2.13   Diligence Obligation..........................................30
 Section 2.14   Millennium Participation in Development.......................30
 Section 2.15   Reports.......................................................30
 Section 2.16   Decision Making...............................................31

Article III     Bayer and Millennium Rights and Obligations Relating to
                Selected QTs..................................................32

  Section 3.1   License Grant with Respect to Selected QTs....................32
  Section 3.2   License Grant, Retained Rights and Option With
                Respect to Returned QTs.......................................32
  Section 3.3   [**] QTs......................................................35
  Section 3.4   Use of Configured Assays......................................37
  Section 3.5   Non-Suit Covenant With Respect to Use of Returned QTs.........37
  Section 3.6   Non-Suit Covenant With Respect to Required
                Pharmacogenomic Assays........................................37
  Section 3.7   Retained Rights...............................................37

Article IV      Rights of First Negotiation; Additional Development
                Programs......................................................38

  Section 4.1   Returned QTs..................................................38
  Section 4.2   [**] Areas....................................................39
  Section 4.3   Collaborative Technology Development Program..................40

Article V       Financial Provisions..........................................40

  Section 5.1   License Payment...............................................40
  Section 5.2   Equity Investment.............................................41
  Section 5.3   Program Payments..............................................41
  Section 5.4   Success Fees..................................................42
  Section 5.5   Royalty Payments to Millennium................................46
  Section 5.6   Royalty Payments to Bayer.....................................47
  Section 5.7   Related Third Party Payments..................................48
  Section 5.8   Royalties Payable Only Once...................................48
  Section 5.9   Sales to Affiliates and Sublicensees..........................48
  Section 5.10  Royalty Reports and Accounting................................48
  Section 5.11  Currency and Method of Payments; Late Payments................49
  Section 5.12  Tax Withholding...............................................49
  Section 5.13  Blocked Payments..............................................50



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

Article VI      Intellectual Property Ownership, Protection
                and Related Matters...........................................50

  Section 6.1   Ownership.....................................................50
  Section 6.2   Prosecution and Maintenance of Patent Rights..................50
  Section 6.3   Cooperation...................................................51
  Section 6.4   Third Party Infringement......................................51
  Section 6.5   Claimed Infringement..........................................52

Article VII     Confidentiality...............................................52

  Section 7.1   Confidential Information......................................52
  Section 7.2   Employee and Advisor Obligations..............................53
  Section 7.3   Term..........................................................53
  Section 7.4   Publications..................................................53

Article VIII    Representations and Warranties................................54

  Section 8.1   Representations of Authority..................................54
  Section 8.2   Consents......................................................54
  Section 8.3   No Conflict...................................................54
  Section 8.4   Employee Obligations..........................................55
  Section 8.5   Know-How......................................................55
  Section 8.6   Contracts.....................................................55
  Section 8.7   No Warranties.................................................55

Article IX      Term and Termination..........................................56

  Section 9.1   Term..........................................................56
  Section 9.2   Survival of Licenses..........................................56
  Section 9.3   Termination For Material Breach...............................56
  Section 9.4   Bayer Termination Right.......................................57
  Section 9.5   Termination Upon Change of Control............................57
  Section 9.6   No Effectiveness Upon HSR Denial or Termination of
                Investment Agreement..........................................57
  Section 9.7   Effect of Termination.........................................57
  Section 9.8   Survival......................................................58

Article X       Dispute Resolution............................................58

  Section 10.1  General.......................................................58
  Section 10.2  Independent Experts...........................................58
  Section 10.3  Failure of Executive Officers to Resolve Dispute..............59
  Section 10.4  Alternative Dispute Resolution................................59
  Section 10.5  No Limitation.................................................60



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
Article XI        Miscellaneous Provisions....................................60

  Section 11.1    Product Liability Indemnification...........................60
  Section 11.2    Section 365(n) of the Bankruptcy Code.......................61
  Section 11.3    Governing Law...............................................61
  Section 11.4    Assignment..................................................62
  Section 11.5    Amendments..................................................62
  Section 11.6    Notices.....................................................62
  Section 11.7    Exports.....................................................63
  Section 11.8    Force Majeure...............................................63
  Section 11.9    Public Announcements........................................64
  Section 11.10   Independent Contractors.....................................64
  Section 11.11   No Strict Construction......................................64
  Section 11.12   Headings....................................................64
  Section 11.13   No Implied Waivers; Rights Cumulative.......................64
  Section 11.14   Severability................................................65
  Section 11.15   Execution in Counterparts...................................65
  Section 11.16   HSR Filing..................................................65


Exhibit A - QT Quotas
Exhibit B - Research Plan
Exhibit C - Original Partners in [**] Areas
Exhibit D - Program Payment Schedule




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                                    AGREEMENT


         This agreement (the "Agreement"), dated the 22nd day of September, 1998 (the "Execution Date"), is by and between Bayer AG, a corporation organized and existing under the laws of Germany and having its principal office at D 51368 Leverkusen, Germany ("Bayer") and Millennium Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 238 Main Street, Cambridge, Massachusetts 02142 ("Millennium").

                                  INTRODUCTION

         1. Millennium is engaged in the business of conducting research in the field of human genomics, an objective of which is to discover potential biological targets and assays for use in drug discovery.

         2. Bayer is in the business of discovering, developing and marketing pharmaceuticals.

         3. Bayer and Millennium are interested in collaborating in the discovery and development of targets and assays to identify and develop small molecule drugs for the treatment of certain human diseases and conditions.

         NOW, THEREFORE, Millennium and Bayer agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

         Section 1.1 "ABOVE QUOTA QT" means a QT that, at the time it is entered into the QT Pool by the Program Directors in accordance with the provisions of
Section 2.8, exceeds one or more of the quotas for CFAs, Druggable Target Class and/or [**]set forth on EXHIBIT A to this Agreement.

         Section 1.2 "ABOVE QUOTA POOL" means the pool of Above Quota QTs available for selection by Bayer as determined by the Program Directors in accordance with the provisions of Section 2.8.

         Section 1.3 "ADDITIONAL BAYER FOCUS AREAS" means any of the following diseases and/or conditions: [**].

         Section 1.4 "AFFILIATE" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.4, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least forty percent (40%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least forty percent (40%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

         Section 1.5 "ANNUAL SALES VOLUME" means total worldwide Net Sales of a Royalty-Bearing Product during a calendar year.

         Section 1.6 "BAYER CONFIGURED ASSAY" means a Configured Assay for which Bayer is designated as the developing Party in accordance with the provisions of
Section 2.9(a).

         Section 1.7 "BAYER DEVELOPMENT PROGRAM" means the development activities undertaken by Bayer with respect to First, Second and Third Stage QTs, as more fully set forth in Section 2.12.

         Section 1.8 "BAYER RETURNED QT KNOW-HOW" means Know-How owned or otherwise controlled by Bayer (as of the date Millennium exercises the option under Section 3.2(d) with respect to the applicable Bayer Returned QT Know-How), and in which Bayer has a licensable or sublicensable interest, relating to (a) a Returned QT, the use of a Returned QT to discover and develop Small Molecule Drugs, the treatment of diseases and/or conditions with Small Molecule Drugs that interact with a Returned QT, and the Bayer Configured Assay relating to a Returned QT, in each case which Bayer has developed or acquired as a result of the Discovery Program and/or the Bayer Development Program, and/or (b) the lead structure under development by Bayer and related data (as more specifically set forth in Section 3.2(d)).

         Section 1.9 "BAYER RETURNED QT PATENT RIGHTS" means a Patent Right owned or otherwise controlled by Bayer (singly or jointly with Millennium), and in which Bayer has a licensable or sub-licensable interest, covering an invention that is part of the Bayer Returned QT Know-How.

         Section 1.10 "BAYER ROYALTY PRODUCTS" means all Small Molecule Drugs discovered or developed by Bayer, its Affiliates or sublicensees.

         Section 1.11 "CELL-BASED ASSAY" means a Bayer Configured Assay that uses a QT incorporated in a cell or presented on the surface of a cell (as distinct from a biochemical assay in which the QT is assayed in a cell-free context).



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         Section 1.12 "CFA" or "COLLABORATIVE FOCUS AREA" means one or more of the following human diseases and/or conditions:

         (a)   osteoporosis;

         (b)   liver fibrosis;

         (c) hematological diseases and/or conditions (not including diseases and/or conditions excluded under subsections (d) and (e) below);

         (d) oncology, including, but not limited to, lung cancer, breast cancer, ovarian cancer and colon cancer, but excluding prostate cancer;

         (e) cardiovascular diseases and/or conditions, including, but not limited to, arrhythmia, abnormal hemodynamics, and hypertension, PROVIDED THAT the following diseases and/or conditions shall not be included: (i) atherosclerosis (including the related diseases of thrombosis and restenosis);
(ii) excessive clotting, and (iii) cardiomyopathy of any origin.

         (f) pain (including all therapies for relieving pain as distinct from curing or treating the underlying diseases or conditions that cause pain); and

         (g)   viral diseases.

         Section 1.13 "CFA QT" means a QT that has a Disease/Therapeutic Hypothesis in a CFA (as determined by the Program Directors pursuant to Section 2.8(b)), [**].

         Section 1.14 "CHANGE OF CONTROL" means (i) a merger or consolidation of a Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least [**] of the combined voting power of the surviving entity immediately after such merger or consolidation; (ii) the sale of all or substantially all of the assets of a Party; or (iii) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with any of such person's "affiliates" or "associates", as such terms are used in the Exchange Act, becoming the beneficial owner of [**] or more of the combined voting power of the outstanding securities of a Party (other than such Party, any trustee or other fiduciary holding securities under an employee benefit plan of such Party or any corporation owned directly or indirectly by the stockholders of such Party in substantially the same proportion as their ownership of stock of such Party).



                                       -3-

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         Securities and Exchange Commission. Asterisks denote omissions.



         Section 1.15 "CONFIDENTIAL INFORMATION" means all materials, know-how or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, know-how or other information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (a) if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (b) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.

         Section 1.16 "CONFIGURED ASSAY" means an assay embodying or based upon a Selected QT that has been appropriately adapted into a cell-free, membrane, or whole-cell microtiter-based format that will reliably and robustly detect, (e.g., via radioactivity, fluorescence, mass spectroscopic fragments, absorbance, etc.) and identify specific Small Molecules, derived from screening libraries of Small Molecules, that can selectively interact with the Selected QT (or a target in a biochemical pathway in which the Selected QT participates), as further defined in the Research Plan (which shall specify Bayer's high throughput screening criteria and require that the assay satisfy such criteria).

         Section 1.17 "CONTRACT QUARTER" means the period beginning on the first day of the First Contract Year and ending on January 31, 1999, and each succeeding quarter thereafter during the Program Term.

         Section 1.18 "CONTRACT YEAR" means the period beginning on the Effective Date and ending on October 31, 1999 (the "First Contract Year"), and each succeeding twelve (12) month period thereafter during the Program Term (referred to as the "Second Contract Year", "Third Contract Year", etc.).

         Section 1.19 "DESIGNATED SCIENTIFIC ISSUE" means one or more of the following issues: (a) whether a target has met the criteria to qualify as a QT, including, but not limited to, [**]; (b) in which categories a QT is included for purposes of the quotas set



                                       -4-

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forth in Exhibit A (i.e., [**]); (c) whether a QT has a Disease/Therapeutic
Hypothesis, including, but not limited to, (i) whether the Disease/Therapeutic Hypothesis is [**] and (ii) whether gene expression data from diseased tissue should be obtained; and (d) whether a Configured Assay conforms to the applicable Assay Specifications.

         Section 1.20 "DEVELOPMENT CANDIDATE" means a "development candidate" designated by Bayer as such in accordance with Bayer's internal decision making processes and guidelines in effect from time to time. A copy of Bayer's current guidelines has been provided by Bayer to Millennium.

         Section 1.21 "DISCOVERY PROGRAM" means collectively (a) the discovery and development program to be undertaken by Millennium in collaboration with Bayer during the Program Term to identify Druggable Targets and Qualified Targets (the "Target Discovery Program"), and (b) the Assay Configuration Activities and Screen to Clinic Validation Activities to be undertaken by Bayer and Millennium pursuant to Section 2.9 (the "Post-Target Discovery Program"), in each case in accordance with the Research Plan, PROVIDED THAT any activities undertaken by either Party with respect to a Returned QT following its designation as such shall not be considered to be part of the Discovery Program.

         Section 1.22 "DISEASE/THERAPEUTIC HYPOTHESIS" means a scientifically reasonable association of a Druggable Target with a disease/therapeutic area where such association is based upon scientific evidence derived from gene expression data of appropriate tissue distribution and, subject to scientifically reasonable efforts (as mutually agreed upon by the Program Directors), disease tissue, as further described in the Research Plan. Without limiting the generality of the foregoing, the gene expression data upon which a Disease/Therapeutic Hypothesis is based shall include [**].

         Section 1.23 "DOJ" means the United States Department of Justice.

         Section 1.24 "DRUGGABLE TARGET" means (a) a nucleic acid sequence and/or the Protein it encodes, where there is reasonable evidence (based upon bioinformatics analysis) to suggest that the Protein is of a class that (i) is reasonably believed to be capable, given commercially reasonable efforts over a [**] period, of being developed into a Configured Assay, and (ii) is reasonably believed to be capable, given commercially reasonable efforts, of being modulated by Small Molecules identified through high throughput screening, and
(b) any other class of nucleic acid sequences and/or the associated encoded Proteins that is determined to be a Druggable Target by mutual agreement of the Program Directors. Druggable Targets under subsection



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         Securities and Exchange Commission. Asterisks denote omissions.


(a) consist of the following classes: [**] (each, a "Druggable Target Class").

         Section 1.25 "EFFECTIVE DATE" means the later of the HSR Clearance Date and the Equity Closing Date.

         Section 1.26 "EQUITY CLOSING DATE" means the Closing Date (as defined in the Investment Agreement).

         Section 1.27 "EXECUTIVE OFFICERS" means the Head of Worldwide Pharmaceutical Research of Bayer (or an executive of Bayer designated by Bayer) and the Chief Executive Officer of Millennium (or an officer of Millennium designated by Millennium).

         Section 1.28 "FIELD" means therapeutic and prophylactic treatment of all human diseases and conditions.

         Section 1.29 "FIRST COMMERCIAL SALE" means, for each Royalty-Bearing Product, the first commercial sale in a country as part of a nationwide introduction by a Party, its Affiliates or its sublicensees. Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

         Section 1.30 "FTC" means the United States Federal Trade Commission.

         Section 1.31 "FTE" means a full time equivalent person year (consisting of a total of one thousand eight hundred eighty (1,880) hours per year) of scientific or technical work on or directly related to Screen to Clinic Validation Activities as part of the Post-Target Discovery Program.

         Section 1.32 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

         Section 1.33 "HSR CLEARANCE DATE" means the earlier of (a) the date on which the FTC shall notify Bayer and Millennium of early termination of the applicable waiting period under the HSR Act or (b) the day after the date on which the applicable waiting period under the HSR Act expires.

         Section 1.34 "HSR FILING" means filings by Bayer and Millennium with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement and the Investment Agreement, together with all required documentary attachments thereto.

         Section 1.35 "INVESTMENT AGREEMENT" means the Investment Agreement between Bayer and Millennium dated as of the Execution Date.

         Section 1.36 "KNOW-HOW" means any information, data and materials, including, without limitation, biological materials, such as cell lines, RNA, DNA, DNA fragments, organisms, Proteins, polypeptides, plasmids and vectors, that are owned or otherwise controlled by a Party.

         Section 1.37 "MILLENNIUM CONFIGURED ASSAY" means a Configured Assay for which Millennium is designated as the developing Party in accordance with the provisions of Section 2.9(a).

         Section 1.38 "MILLENNIUM KNOW-HOW" means Know-How owned or otherwise controlled by Millennium, and in which Millennium has a licensable or sublicensable interest, relating to (a) a Selected QT, (b) the use of a Selected QT to discover and develop Small Molecule Drugs, (c) the treatment of diseases and/or conditions with Small Molecule Drugs that interact with a Selected QT,
(d) Millennium Configured Assays relating to a Selected QT (e) Screen to Clinic Validation Activities relating to a Selected QT, and (f) any other Know-How relating to a Selected QT, in each case which Millennium has introduced into the Discovery Program or has developed or acquired in the course of the Discovery Program.

         Section 1.39 "MILLENNIUM PATENT RIGHTS" means a Patent Right owned or otherwise controlled by Millennium (singly or jointly with Bayer), and in which Millennium has a licensable or sublicensable interest, covering an invention that is part of the Millennium Know-How.

         Section 1.40 "MILLENNIUM ROYALTY PRODUCTS" means all Small Molecule Drugs that have as their active therapeutic substance (a) a lead structure provided by Bayer to Millennium pursuant to Millennium's exercise of the option set forth in Section 3.2(d)(i)(A)(2) or (3), or (b) any modified version of such lead structure derived therefrom.

         Section 1.41 "NET SALES" means with respect to a Royalty-Bearing Product, the gross amount invoiced by a Party, its Affiliates and/or its sublicensees on sales or other dispositions of the Royalty-Bearing Product to unrelated third parties, less the following items:



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         (a)   [**] with respect to such sales;

         (b) [**] with respect to the production, sale, delivery or use of the Royalty- Bearing Product [**];

         (c)   [**]; and

         (d) [**] (such as [**] and any other [**] of the gross amount invoiced.

         Such amounts shall be determined from the books and records of the applicable Party, its Affiliates and/or its sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

         In the event the Royalty-Bearing Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Royalty-Bearing Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Royalty- Bearing Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Royalty-Bearing Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Royalty-Bearing Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, the selling Party shall in good faith make a determination of the respective fair market values of the Royalty-Bearing Product and all other pharmaceutical products included in the Combination Product, and shall notify the other Party of such determination and provide the other Party with data to support such determination. The other Party shall have the right to review such determination and supporting data, and to notify the selling Party if it disagrees with such determination. If the other Party does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to the Executive Officers.



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         As used above, the term "Combination Product" means any pharmaceutical product which comprises the Royalty-Bearing Product and other active compounds and/or active ingredients.

         Section 1.42 "[**]" means any human disease or condition that [**].

         Section 1.43 "[**] QT" means a QT that has a Disease/Therapeutic Hypothesis [**] (as determined by the Program Directors pursuant to Section 2.8(b)) and that [**].

         Section 1.44 "NOVEL PROTEIN" means the nucleic acid sequence of the full length coding sequence supplied by Millennium (and, hence, the Protein it encodes) where such sequence [**]. The full length coding sequence provided by Millennium [**] of such sequence provided by Millennium [**] of the sequence provided by Millennium [**] provided by Millennium that [**] that [**] of the gene as a [**].

         Section 1.45 "PARTY" means Bayer or Millennium; "PARTIES" means Bayer and Millennium. As used in this Agreement, references to "third parties" do not include a Party or its Affiliates.

         Section 1.46 "PATENT RIGHT" means a patent or patent application and all divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, Supplementary Protection Certificates and foreign counterparts thereof that are owned or otherwise controlled by a Party.

         Section 1.47 "PROGRAM DIRECTOR" means a research executive appointed by each Party to serve as such Party's principal coordinator and liaison for the Discovery Program. The Program Director appointed by Bayer is referred to as the "Bayer Program Director," and the Program Director appointed by Millennium is referred to as the "Millennium Program Director."

         Section 1.48 "PROGRAM TERM" means the period commencing on the Effective Date and ending on the last day of the Fifth Contract Year, subject to extension as provided in Section 2.11.

         Section 1.49 "PROTEIN" means a compound composed of a variety of amino acids joined by amide linkages, including allelic variants thereof and post-translationally modified variants thereof (e.g., glycosylated Proteins), PROVIDED THAT a Protein shall not include any peptide that is comprised [**].

         Section 1.50 "PUBLIC DOMAIN", as used with reference to a nucleic acid sequence, means that such sequence has been made available to the general public in



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any manner, including without limitation (a) in a published scientific paper,
(b) in an issued patent or a published patent application, or (c) in an electronically published database (e.g. GenBank, DBEST, etc.).

         Section 1.51 "QT POOL" means the pool of QTs available for selection by Bayer as determined by the Program Directors, in accordance with the provisions of Section 2.8, consisting of the Selectable QT Pool and the Above Quota Pool.

         Section 1.52 "QUALIFIED TARGET" or "QT" means a target for Small Molecule drug discovery identified or developed in the course of the Target Discovery Program that has all of the following characteristics: (a) is a Druggable Target that is [**](except in the case of Druggable Targets for [**], in which case the gene may be [**] in nature); (b) has a [**]; (c) is either (i) [**], or (ii) [**] or (iii) a Druggable Target that is otherwise [**] as a Qualified Target; and (d) the use of such target in the manner contemplated in the Research Plan would not, at the time of its identification or annotation in the Target Discovery Program, [**], unless such target is otherwise approved by the Bayer Program Director.

         Section 1.53 "RELATED THIRD PARTY PAYMENTS" means payments to a third party to license patents covering such third party's technology if, in the absence of such license, the licensed use by Bayer of the specific technology licensed by Millennium under Section 3.1 (or, with respect to Returned QTs, the licensed use by Millennium of the specific technology licensed by Bayer under
Section 3.2(d) of this Agreement) would or is likely to, in the reasonable judgment of the Party seeking such license from such third party, infringe such patents.

         Section 1.54 "REQUIRED PHARMACOGENOMIC ASSAY" means a diagnostic assay embodied in a diagnostic product used to ascertain the predisposition of an individual to respond favorably or unfavorably to the administration of a Small Molecule Drug where (a) the United States Food and Drug Administration (or a comparable regulatory authority in another country) requires that an individual be tested with the diagnostic product prior to the administration of the associated Small Molecule Drug, as a condition of registering and approving for commercial sale such Small Molecule Drug, or (b) it is determined, in the reasonable judgment of the Party that has the right to commercialize or have commercialized a Small Molecule Drug (based on written information that is made available to the other Party), that the diagnostic product must be marketed and sold with such Small Molecule Drug in order for such Small Molecule Drug to achieve significant market penetration in a country in the Territory.



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         Section 1.55 "RESEARCH PLAN" means the research plan attached as
EXHIBIT B to this Agreement, as such plan may be updated or amended pursuant to
Section 2.5.

         Section 1.56 "RESTRICTED TARGET" means a target to which Millennium is prevented from granting to Bayer the exclusive right under Millennium Know-How or Millennium Patent Rights to exploit Small Molecule Drugs identified using such target for the treatment of all human diseases and conditions. A target is NOT a Restricted Target if (i) [**]; and (ii) Millennium is not prevented (by contract or otherwise) from granting exclusive rights under Millennium Know-How or Millennium Patent Rights to exploit Small Molecule Drugs identified using the target for the treatment of all human diseases and conditions.

         Section 1.57 "[**] AREAS" means any of the following human diseases or conditions: [**].

         Section 1.58 "ROYALTY-BEARING PRODUCT" means a Bayer Royalty Product and/or a Millennium Royalty Product, as applicable, together with any related Required Pharmacogenomic Assay.

         Section 1.59 "SELECTABLE QT POOL" means the pool of QTs available for selection by Bayer as determined by the Program Directors in accordance with the provisions of Section 2.8, PROVIDED THAT the Selectable QT Pool shall not include the Above Quota Pool. The Selectable QT Pool shall consist of a Primary Pool and a Holding Pool, as further described in Section 2.8(c).

         Section 1.60 "SELECTED QT" means a QT selected by Bayer from the QT Pool in accordance with the provisions of Section 2.8(d).

         Section 1.61 "SMALL MOLECULE" means a compound that is non-peptidic or, if peptidic, is comprised [**], including, without limitation, a compound that is a natural product or is developed using medicinal chemistry or combinatorial chemistry technologies.

         Section 1.62 "SMALL MOLECULE DRUG" means any therapeutic agent, the active ingredient in which is a Small Molecule, that (a) is identified on the basis of its interaction with a Qualified Target in a Small Molecule screening assay, or (b) is designed or developed using medicinal chemistry, combinatorial chemistry, rational design techniques or other techniques to interact with a Qualified Target. The term "Small Molecule Drug" shall not include any pharmaceutical product in which the active ingredient is (i) a Protein, (ii) any vaccine, (iii) an antibody (whether polyclonal or monoclonal, multiple or single chain, whole or fragment), (iv) a nucleic acid



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sequence encoding an expressed gene, or (v) a nucleic acid or ribozyme that acts as an antisense code blocker.

         Section 1.63 "STRATEGIC PROJECT" means a "strategic project" designated by Bayer as such in accordance with Bayer's internal decision-making processes and guidelines in effect from time to time. A copy of Bayer's current guidelines has been provided by Bayer to Millennium.

         Section 1.64 "TERRITORY" means all countries of the world.

         Section 1.65 "UNRECOGNIZED PROTEIN" means the nucleic acid sequence of the full length coding sequence supplied by Millennium (and, hence, the Protein it encodes) where (a)[**] of the sequence provided by Millennium is [**] but nevertheless (b) [**] sequence by Millennium [**] of the gene as a [**] and such [**]. Such may occur where the [**] or where the Program Directors agree that the [**].

         Section 1.66 ADDITIONAL DEFINITIONS. Each of the following definitions is set forth in the section of this Agreement indicated below:

         Definitions                                          Section
         -----------                                          -------

         Agreement                                            Preamble
         Assay Configuration Activities                       2.9(a)(i)
         Assay Configuration Date                             2.9(a)(iv)
         Assay Specifications                                 2.9(a)(iii)
         Bayer                                                Preamble
         Bayer Indemnified Parties                            11.1(b)
         Biological Materials                                 2.6(c)
         Breaching Party                                      9.3
         [**]                                                 2.4(c)
         Combination Product                                  1.41
         Configuration Failure Rate                           2.8(c)(iv)
         Database                                             2.6(b)
         Designated Inventions                                6.3
         Druggable Target Class                               1.24
         [**]                                                 2.4(c)
         Exchange Act                                         1.14
         Execution Date                                       Preamble
         Extension Term                                       2.11
         Failed QT                                            2.8(e)
         First Stage Period                                   2.12(a)



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         First Stage QT                                       2.12(a)
         Holding Pool                                         2.8(c)(ii)
         Infringement Notice                                  6.5(a)
         Joint Steering Committee                             2.4(c)
         [**]                                                 2.4(b)
         [**]                                                 2.6(b)
         Millennium                                           Preamble
         [**]                                                 3.3(a)
         Millennium Indemnified Parties                       11.1(a)
         New CFA Discovery Program                            2.3(b)
         Non-Breaching Party                                  9.3
         [**]                                                 3.1(b)
         [**]                                                 2.4(b)
         Optional Returned QT                                 4.1
         Post-Program Term Pool                               2.8(c)(iv)
         Post-Target Discovery Program                        1.21
         Primary Pool                                         2.8(c)(ii)
         Program Payments                                     5.3(a)
         [**]                                                 2.4(c)
         Recovered Bayer Net Sales                            6.4(a)
         Recovered Millennium Net Sales                       6.4(a)
         Replacement Pool                                     2.8(c)(iv)
         Replacement QT                                       2.8(e)
         Research Project Team                                2.14
         Returned QT                                          2.12(a)
         Royalty-Paying Party                                 5.10(a)
         Royalty Recipient                                    5.10(a)
         Screen to Clinic Validation Activities               2.9(b)
         Second Stage Information                             3.2(d)(i)
         Second Stage Period                                  2.12(b)
         Second Stage QT                                      2.12(a)
         Section 4.1 Opportunity                              4.1
         Section 4.1 Opportunity Negotiation Period           4.1
         Section 4.1 Opportunity Response Period              4.1
         Section 4.2 Opportunity                              4.2
         Section 4.2 Opportunity Negotiation Period           4.2
         Section 4.2 Opportunity Response Period              4.2
         Selection Project Team                               2.4(b)
         Selected QT Designation Date                         2.8(d)
         Selected QT Related Intellectual Property Rights     6.4(a)
         Target by Class Drug Discovery Approach              2.1



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         Target Discovery Program                             1.18
         Third Stage Information                              3.2(d)(i)
         Third Stage Period                                   2.12(c)
         Third Stage QT                                       2.12(b)
         [**]                                                 3.1(b)
         Waived QT                                            2.8(f)

                                   ARTICLE II
                         DISCOVERY PROGRAM; SELECTED QTS

         Section 2.1 OVERVIEW. The primary objective of the Target Discovery Program is to identify and qualify a minimum of 225 Qualified Targets during the Program Term. The principal focus of the Target Discovery Program shall be the identification and qualification of CFA QTs, based upon a Target by Class Drug Discovery Approach (as defined below). In addition to the foregoing, the Discovery Program may include work directed at [**] or work utilizing approaches for the discovery of targets for Small Molecules other than a Target by Class Drug Discovery Approach, but only if mutually agreed upon by the Parties and reflected in the Research Plan. Millennium shall use commercially reasonable efforts to generate and enter into the Selectable QT Pool a minimum of 225 QTs over the course of the Program Term. For purposes of this Agreement, a "Target by Class Drug Discovery Approach" shall mean a program for the discovery of targets for Small Molecules that has both of the following elements: (i) the [**] identify Druggable Targets and/or support a Disease/Therapeutic Hypothesis for the Druggable Targets, and (ii) the use of [**] identify or support a Disease/Therapeutic Hypothesis for the Druggable Targets.

         Section 2.2 CHANGES IN CFAS. The Parties acknowledge that, over time, certain circumstances may result in a shift in the research interests of Bayer, or that there may be a sufficient number of QTs in a given CFA such that Bayer may not be interested in additional QTs in that CFA, or that there may not be a sufficient additional number of QTs in a CFA likely to be discovered. In these circumstances, the Parties agree to discuss in good faith changes in CFAs, such as the removal of a CFA or the addition of a new CFA. Any change of this type shall require the mutual agreement of the Parties, and the Parties shall take into consideration the resources and expertise resident at or reasonably available to Millennium and the impact of any such change on the Discovery Program



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         Section 2.3  EXCLUSIVITY.

         (a) MILLENNIUM OBLIGATION. During the Program Term and subject to the exclusions set forth in Section 2.3(b), [**] with a Disease/Therapeutic Hypothesis in one or more CFAs. Notwithstanding the foregoing, the Parties anticipate that, to further the goals of the Target Discovery Program, Millennium [**] with academic, research or other non-commercial institutions with the goal of identifying additional CFA QTs or qualifying CFA QTs identified in the Target Discovery Program; in such cases, Millennium [**] to the discoveries relevant to this Agreement made pursuant to such agreements [**]. If, in such cases, Millennium is [**].

         (b) EXCLUSIONS. The provisions of subsection (a) are not intended to apply to the following:

               (i) the identification, discovery and/or development of Small Molecule drugs [**] that have been [**] by third parties (other than third parties making such [**] in collaboration with Millennium or any of its Affiliates) as having a Disease/Therapeutic Hypothesis relevant to a CFA, PROVIDED THAT the foregoing shall not apply to any target that is a Selected QT;

               (ii) any activity directed to the identification of targets for Small Molecule drug discovery for CFAs if (A) Millennium's involvement in the activity results from Millennium's acquisition of or by a third party (by merger or otherwise) which, prior to such acquisition or merger, was already engaged in such activity; and (B) [**] such activity, if such activity is of the same type as that being undertaken by the Parties in the course of the Target Discovery Program or [**];

               (iii) the identification, discovery, development and/or practice of [**];

               (iv) the identification, discovery and/or development of any therapeutic product that is not a Small Molecule drug, including any pharmaceutical product in which the active therapeutic substance is [**]; and

               (v) the development of health care or patient management information systems and the provision of health care or patient management information services.



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         Section 2.4  MANAGEMENT OF RESEARCH PROGRAM.

         (a) PROGRAM DIRECTORS. Bayer and Millennium shall each appoint a Program Director prior to the Effective Date. Each Party shall have the right, after consultation with the other Party, to designate a different Program Director. The Bayer Program Director shall be resident at Millennium for at least three (3) months of each Contract Year in order to facilitate close and direct collaboration between the Parties. The Program Directors shall jointly oversee the conduct of the Discovery Program and shall be responsible for recommending to the Parties any changes to the Research Plan.

         (b) PROJECT TEAMS. The Program Directors shall appoint one or more appropriate Project Teams, in each case consisting of representatives from Bayer and Millennium, to facilitate the conduct of elements of the Discovery Program and the collaboration of the Parties in the following areas: (i) the design of searches of the Database (as defined in Section 2.6) and the identification, based upon a review of such searches, of potential Druggable Targets (the "Selection Project Team"); (ii) review of transcript profiling data; (iii) the identification of targets for each disease within the CFA and the use of such targets to develop Small Molecule Drugs in such CFA; and (iv) such other areas as may be agreed upon by the Program Directors.

         (c) JOINT STEERING COMMITTEE. The Parties shall establish a joint steering committee (the "Joint Steering Committee"), comprised of (i) three (3) senior executives of Bayer and three (3) senior executives of Millennium, and
(ii) the Program Directors. Each Party shall make its designation of its representatives not later than thirty (30) days after the Effective Date. The Joint Steering Committee shall meet within forty-five (45) days after the Effective Date and, thereafter, at least semi-annually during the Discovery Program and the Bayer Development Program to (i) review the efforts of the Parties in the conduct of the Discovery Program and the Bayer Development Program and (ii) attempt to resolve any disputes relating to this Agreement that may arise between the Parties. The location of such meetings of the Joint Steering Committee shall alternate between Massachusetts and Germany, or as otherwise agreed by the Parties. The Joint Steering Committee may also meet by means of a telephone conference call. Each Party may change any one or more of its representatives to the Joint Steering Committee at any time upon notice to the other Party. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the Joint Steering Committee. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the Joint Steering Committee. Decisions of the Joint Steering Committee shall be made by majority vote of all of the members of the Joint Steering Committee. In general, matters to be agreed upon or approved by the Parties shall be referred to the Joint Steering Committee. Either Party may



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convene a special meeting of the Joint Steering Committee for the purpose of resolving disputes.

         (d) DISCOVERY PROGRAM LIMITATIONS. The Parties acknowledge that Millennium is currently a party to an agreement with [**] certain areas of [**] which contains restrictions relating to Millennium's undertaking of genomic research activities designed primarily to yield biological molecules likely to be useful as targets or as pharmaceutical products in [**] based upon (i) mechanisms of [**], (ii) [**]l mechanisms [**] and (iii) [**] ((i), (ii) and
(iii), collectively, the "[**] Mechanism Activities"). Millennium represents and warrants that the Research Plan does not, as of the Effective Date, encompass [**] Mechanism Activities in any manner that would be in violation of or inconsistent with Millennium's obligations under the [**] Agreement. Millennium agrees that,[**], it shall provide written notice to Bayer (including a description,[**], and such [**].

         (e) NO NEW RESTRICTIONS. Millennium agrees that, from and after the Execution Date, it shall not enter into any agreements, or transfer Know-How or any other assets to any of its Affiliates, that would, in either case, restrict or limit its or Bayer's rights or ability to conduct the Discovery Program, as contemplated in the Research Plan as of the Effective Date, such as an agreement not to engage in the types of target discovery activities contemplated by the Research Plan.

         Section 2.5  RESEARCH PLAN.

         (a) GENERAL; MODIFICATIONS. The Parties shall undertake the Discovery Program in accordance with the Research Plan. The Program Directors will review the Research Plan on at least an annual basis and submit any proposed modifications or updates to the Parties for their approval; any such modifications or updates shall not become effective until approved by both Parties. The Parties agree to review and consider any such proposed modifications or updates on an expeditious basis.

         (b) CHANGE IN BAYER RESEARCH OBJECTIVES. The Parties recognize that the Discovery Program is designed to result in the creation of a portfolio of QTs distributed among all of the CFAs and Druggable Target Classes. The Parties have established non-binding objectives for QT discovery with respect to each of the CFAs and Druggable Target Classes, as set forth on EXHIBIT A to this Agreement. In addition, the Parties have established certain quotas for entry of QTs into the Selectable QT Pool, also as set forth on EXHIBIT A to this Agreement. In the event that Bayer's research objectives change during the Program Term (such as Bayer's decision to discontinue efforts in a particular CFA or increase efforts in a particular CFA) or other relevant changes occur in the scientific and competitive environment, the Research Plan shall be modified to reflect such changes, and appropriate corresponding adjustments shall be made to the objectives and quotas set forth on EXHIBIT A to this Agreement.



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         Section 2.6  DISCOVERY PROGRAM - GENERAL.

         (a) GENERAL. Each Party agrees to use commercially reasonable efforts to (i) undertake the responsibilities assigned to such Party in the Research Plan, including, but not limited to, the dedication of resources appropriate to such efforts, and (ii) make available to the other Party those resources set forth in the Research Plan. In addition, each Party agrees to use commercially reasonable efforts to carry out all work done in the course of the Discovery Program and the Bayer Development Program in material compliance with all applicable federal, state or local laws, regulations and guidelines governing the conduct of such work, including, without limitation, all applicable export and import control laws.

         (b) MILLENNIUM. Without limiting the generality of Section 2.6(a), the Discovery Program is designed as a multi-disciplinary effort on the part of Millennium, and shall include, but not be limited to, the following internal Millennium activities (as further outlined in the Research Plan): [**]. In particular, the sources for potential Druggable Targets will be derived from DNA sequences from Millennium and its Affiliates (such as DNA sequences derived from the [**] between [**] and public databases (collectively, the "Database")). During the Program Term, Millennium shall maintain and make available adequate technical resources and personnel to perform its obligations under the Discovery Program in accordance with the Research Plan, including the software necessary to perform such obligations.

         (c) BIOLOGICAL MATERIALS. For the purposes of facilitating the conduct of the Discovery Program, each Party shall provide to the other Party animal or human tissues, cells, blood samples and other materials ("Biological Materials") specified from time to time in the Research Plan. Each Party agrees to provide all such Biological Materials to the other Party in accordance with the Research Plan. The Parties agree that: (i) all Biological Materials provided by one Party to the other shall be used solely for research purposes in material compliance with all applicable federal, state or local laws, regulations and guidelines; (ii) all such Biological Materials are provided without any warranties, express or implied; (iii) the Party providing such Biological Materials shall obtain (or cause its third party collaborators to obtain or certify that they have obtained) all appropriate and required consents from the source of such Biological Materials; and (iv) Biological Materials provided by one Party to the other shall not be made available by the other Party to any third party except pursuant to the Discovery Program or upon the prior written consent of the Party providing such Biological Materials.



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         (d)   DISCLOSURE OF MILLENNIUM KNOW-HOW. Commencing on the Effective
Date and continuing during the Program Term, Millennium (consistent with its applicable confidential disclosure obligations, if any) shall disclose to Bayer
(i) all Millennium Know-How specified in the Research Plan, and (ii) all Millennium Know- How not specified in the Research Plan which Millennium reasonably believes to be pertinent to the Discovery Program. Without limiting the generality of the foregoing, promptly following the Effective Date, the Program Directors shall review Millennium Know-How in existence as of the Effective Date relevant to the Target Discovery Program to identify any potential Druggable Targets with a Disease/Therapeutic Hypothesis in a CFA (not previously disclosed in the preparation of the Research Plan), with the intention of placing all such Druggable Targets in the Target Discovery Program.

         Section 2.7  SELECTION OF DRUGGABLE TARGETS.

         (a) IDENTIFICATION OF DRUGGABLE TARGETS. The Selection Project Team will design searches of the Database in order to identify Druggable Targets, participate in the searches of the Database, have access to all output from the searches of the Database for the sole purpose of reviewing and selecting Druggable Targets, review the output and select Druggable Targets for expression profiling and other processes designed to identify QTs with potential utility in a CFA, all as further described in the Research Plan. The Selection Project Team shall have full access to the Database and to Millennium personnel for the purposes provided above to enable the Selection Project Team to identify those Druggable Targets most likely to have the highest potential utility in the CFAs. Bayer's access to the Database shall be limited to Bayer's members of the Selection Project Team for the purposes solely of the Discovery Program and the Bayer Development Program.

         (b) PRIORITIZATION. The Parties shall undertake further research efforts relating to Druggable Targets (such as [**]) as provided in the Research Plan. The Program Directors shall determine by mutual agreement which Druggable Targets shall be subject to such further efforts. In each Contract Year, Bayer shall have the right [**] identified during such Contract Year (as measured at the end of such Contract Year), PROVIDED THAT the number of Druggable Targets s [**]. At the time the Selection Project Team reviews and selects Druggable Targets for further work (under Section 2.7(a), above), [**] s in the Target Discovery Program. In the event that, due to resource constraints, Millennium is unable to work on all Druggable Targets at any given time, the Program Directors shall prioritize all such Druggable Targets;[**].



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         (c)   IDENTIFICATION OF RESTRICTIONS. Millennium shall identify at the earliest possible stage of the process of reviewing potential Druggable Targets the proprietary status of any gene sequence encoding a Druggable Target under consideration (e.g., whether it is derived from the [**], etc.) as well as any potential restrictions that would limit or otherwise affect Bayer's right to exploit in all human diseases and conditions Small Molecule drugs identified or developed using the Druggable Target.

         (d) PATENT REVIEW. Each Contract Quarter during the Program Term, Millennium shall use reasonable efforts to monitor patent issuances and patent applications of third parties relevant to any QT and shall advise Bayer of the results of such efforts. In addition, when a QT enters the QT Pool, Millennium shall provide Bayer with a written report relating to the following: Millennium Patent Rights, agreements between a third party and Millennium or any Millennium Affiliate, and any patents or patent applications of third parties known to Millennium, in each case to the extent that such information is material either to the ability of Bayer to develop Small Molecule Drugs based upon such QT or to Bayer's decision to utilize such QT to develop Small Molecule Drugs.

         Section 2.8  IDENTIFICATION AND SELECTION OF QUALIFIED TARGETS.

         (a) GENERAL LIMITATIONS. The following general limitations shall be applicable with respect to the entry of QTs into the QT Pool:

               (i) CFA QTs. Unless otherwise agreed by Bayer, in each Contract Year at least [**] of the QTs entered into the QT Pool shall be CFA QTs.

               (ii) [**]. In each Contract Year, Millennium may, in its discretion, propose that up to [**] of the QTs entered into the QT Pool be [**], PROVIDED THAT such QTs must have a Disease/Therapeutic Hypothesis in [**] another disease area approved by the Bayer Program Director.

               (iii) [**]. No QT may be entered into the QT Pool if it is a [**] unless agreed upon by Bayer.

         (b) QT DESIGNATIONS. The Program Directors shall, on an ongoing basis during the Program Term, review the Druggable Targets identified in the Target Discovery Program and determine and designate by mutual agreement (i) whether, according to the criteria set forth in the definition of "Qualified Target" and in the Research Plan, a target constitutes a QT, (ii) the Disease/Therapeutic Hypothesis or



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Hypotheses associated with each such QT, and (iii) whether such QT is an Above
Quota QT and, hence, would be entered into the Above Quota Pool. The Program Directors shall notify each Party in writing within [**] after each such determination regarding the identity of each QT, the Disease/Therapeutic Hypothesis or Hypotheses associated with the designated QT, whether such QT is an Above Quota QT and the date each such determination was made.

         (c)   QT POOL.

               (i) QTs IN QT POOL. The QT Pool shall include (A) all CFA QTs as soon as determined by the Program Directors to meet the criteria for status as QT's, (B) subject to the limitations set forth in Section 2.8(a) above, all [**] QTs proposed by Millennium that (1) are determined by the Program Directors to meet the criteria for status as QTs, AND (2) have a Disease/Therapeutic Hypothesis in [**] another disease area approved by the Bayer Program Director.

               (ii) ABOVE QUOTA POOL. Each Above Quota QT included in the QT Pool pursuant to subsection (i) above shall initially be entered into the Above Quota Pool. Each such Above Quota QT shall remain in the Above Quota Pool until the first to occur of the following: (A) selection of such Above Quota QT by Bayer pursuant to Section 2.8(d), in which event such Above Quota QT shall be deemed to have entered into the Selectable QT Pool immediately prior to such selection; and (B) transfer of such Above Quota QT from the Above Quota Pool to the Selectable QT Pool at the beginning of the Quota Period (as defined in EXHIBIT A to this Agreement) immediately following the Quota Period during which such Above Quota QT entered into the Above Quota Pool, but only to the extent consistent with the quotas established for such Quota Period. In the event that an Above Quota QT has not been deemed to have entered the Selectable QT Pool pursuant to subsection (A) or been transferred to the Selectable QT Pool pursuant to subsection (B) within [**] after it first enters the Above Quota Pool, such above Quota QT shall constitute a Waived QT (as defined in subsection (f) below) for purposes of this Agreement, unless otherwise agreed by Millennium.


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               (iii)  PRIMARY POOL AND HOLDING POOL. The Selectable QT Pool
                      shall be subdivided into a Primary Pool and a Holding Pool. At any time, the [**] "oldest" QTs (or such fewer number as shall then be in the Selectable QT Pool) shall be in the Primary Pool, with the balance, if any, remaining in the Holding Pool. The date that a QT enters the Selectable QT Pool shall be the basis for determining which QTs are "oldest" for purposes of including QTs in the Primary Pool; if more than one QT enters the Selectable QT Pool on the same date, the Program Directors shall determine by mutual agreement the order that such multiple QTs shall be deemed to have entered into the Selectable QT Pool.

               (iv) TIME PERIOD RELATING TO PRIMARY POOL. Once a QT enters into the Primary Pool, it shall remain in the Primary Pool for a period of [**] (or, if Bayer selects such QT within such [**] period, for such shorter period of time until such selection by Bayer). Each QT in the Primary Pool not selected by Bayer pursuant to subsection (d) below within [**] after such QT enters the Primary Pool shall be a "Waived QT" (as defined in subsection (f) below). As a QT exits the Primary Pool (either due to selection by Bayer or because it becomes a Waived QT), the then oldest QT in the Holding Pool shall enter the Primary Pool and become subject to the [**] selection period. There shall be no limits as to the amount of time that a QT shall remain in the Holding Pool during the Program Term, PROVIDED THAT Failed QTs (as defined in subsection (e) below) shall remain in the Holding Pool for the period provided in subsection (e) below. Except as provided in subsection
                      (iv), all QTs remaining in the QT Pool as of the expiration of the Program Term shall be the sole property of Millennium, and Bayer shall have no rights to such QTs, PROVIDED THAT any QT that enters the QT Pool within [**] prior to the expiration of the Program Term shall remain in the QT Pool for a period of up to [**] from the date such QT enters the QT Pool and may be selected by Bayer pursuant to Section 2.8(d) during such [**] period.

               (v) REPLACEMENT POOL. For the purposes of providing a pool of potential Replacement QTs (as defined in subsection (e) below) for Selected QTs for which Assay Configuration Activities are being undertaken as of the expiration of the Fifth Contract Year, a limited number of QTs shall remain in the QT Pool (the

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                      "Replacement Pool") for a period ending on the earlier of
                      (x) [**] after the date of the final selection by Bayer from the Selectable QT Pool, or (y)[**] (the "Replacement Period"). The number of QTs in the Replacement Pool shall be equal to (A) the number of Selected QTs for which Assay Configuration Activities are being undertaken as of the expiration of the Fifth Contract Year, multiplied by (B) the "Configuration Failure Rate" (rounded up to the nearest whole number). The Configuration Failure Rate means the fraction whose numerator is the number of Failed QTs through the end of the Fifth Contract Year and whose denominator is the total number of Selected QTs through the end of the Fifth Contract Year. In the event that the QT Pool contains more QTs than the number to be included in the Replacement Pool (as determined in accordance with the preceding sentence), as necessary from time to time Bayer shall designate those QTs that it wishes to remain in the Replacement Pool. In the event there is an insufficient number of QTs in the Replacement Pool to serve as Replacement QTs during the Replacement Period, Millennium shall use commercially reasonable efforts to identify a sufficient number of QTs (other than Waived
                      QTs) to serve as Replacement QTs, PROVIDED THAT Millennium's obligation to provide Replacement QTs shall terminate on [**], except as provided below. If, despite such commercially reasonable efforts, there is a Failed QT for which Millennium has not identified a QT to serve as a Replacement QT, Millennium shall [**] with respect to such Failed QT under Section 5.4. In the event that the Program Term is extended pursuant to Section 2.11 and a QT selected by Bayer in the Sixth Contract Year becomes a Failed QT after [**], Millennium shall either provide Bayer with (A) a Replacement QT, or (B) [**] with respect to such Failed QT under Section 5.4 (the choice between (A) or (B) to be in Millennium's discretion).

               (vi) PROGRAM DIRECTOR DISCRETION. The Program Directors may, by mutual agreement, (A) leave a Waived QT in the Primary Pool for such additional periods as they may determine,
                      (B) remove a QT from the Primary Pool prior to end of the [**] period or remove a QT from the Holding Pool, (C) not enter a QT into the QT Pool, or (D) transfer a QT from the Above Quota Pool to the Selectable QT Pool.



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         (d)   BAYER SELECTIONS FROM QT POOL. Bayer shall review the QTs in the
QT Pool on a continuing basis during the Program Term and shall have the right to select a maximum of 225 QTs (or such lower aggregate number of QTs as shall have been entered into the QT Pool during the Program Term) from either the Primary Pool, the Holding Pool and/or the Above Quota at any time during the Program Term, PROVIDED THAT with respect to a QT that enters the QT Pool within [**] prior to the expiration of the Program Term, Bayer shall have the right to select such QT for a period of [**] after such QT enters the QT Pool. QTs selected by Bayer pursuant to this subsection constitute "Selected QTs". The Bayer Program Director shall notify the Millennium Program Director of each selection of a QT as such selection occurs. The date upon which Bayer selects a QT is referred to as a "Selected QT Designation Date".

         (e) REPLACEMENT QTs. If, despite reasonable commercial efforts, a Selected QT is not able to be developed into a Configured Assay within [**] if a Party requests the other Party to assist it in [**], as provided in Section 2.9(a)(i)) (or, in either case, such shorter or longer period as the Program Directors may determine by mutual agreement) of the Selected QT Designation Date for such QT (a "Failed QT"), Bayer shall be entitled either to retain rights to such Failed QT (e.g., [**] or make a replacement selection from the Selectable QT Pool (a "Replacement QT") within [**] after such Selected QT becomes a Failed QT. If Bayer does not elect to retain rights to such Failed QT, the Failed QT shall be returned to the Holding Pool where it shall remain until [**] from its designation as a Failed QT. Within such period, Bayer shall have the right to undertake research activities with respect to such Failed QT (i.e. [**] and re-select the Failed QT; if Bayer re-selects such Failed QT, the Failed QT shall become a new Selected QT. If Bayer does not re-select the Failed QT within such period, it shall be deemed a Waived QT. For purposes of determining the number of QTs Bayer may select during the Program Term, (i) a Failed QT shall not be counted towards the maximum number of selections Bayer is able to make, unless Bayer elects to retain it or re-selects it after its return to the Holding Pool, and (ii) a Replacement QT shall count towards such maximum number assuming such Replacement QT can be developed into a Configured Assay.

         (f) RIGHTS TO WAIVED QTs. Millennium shall retain all rights to use all Waived QTs for all purposes. As used in this Agreement, a "Waived QT" means a QT that is not selected by Bayer within the applicable time period during which Bayer is entitled to select such QT from the Selectable QT Pool or the Above Quota Pool, as the case may be.

         Section 2.9 ADDITIONAL ACTIVITIES IN CFAs. As part of the Discovery Program, Millennium shall undertake further development activities with respect to CFA QTs



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selected by Bayer. These activities principally fall into two categories: Assay
Configuration Activities and Screen to Clinic Validation Activities.

         (a)   ASSAY CONFIGURATION.

               (i) DESIGNATION OF DEVELOPER. Bayer and Millennium shall determine by mutual agreement, on a Selected QT-by-Selected QT basis, which Party has the optimal expertise/resources to convert a CFA QT into a Configured Assay (as delineated in the Research Plan, "Assay Configuration Activities") and shall by mutual agreement designate such Party as the developer of the Configured Assay for each such Selected QT. In making such designations, the objective of the Program Directors shall be to allocate development responsibility equitably between the Parties, taking into consideration the degree of anticipated difficulty in developing a Configured Assay for a particular QT. In addition, the Program Directors shall allocate such development responsibility in a manner reasonably necessary at any given time to enable Millennium to satisfy its overall commitment to configure the number of Configured Assays specified in subsection
                      (ii) below. However, if the Parties are unable to agree on such designation, the matter shall be resolved by the Bayer Program Director. Configured Assays may also be configured jointly by Bayer and Millennium, in which event the terms and conditions of Millennium's use of such Configured Assays in relation to Returned QTs under
                      Section 3.2 shall be determined by mutual agreement on a case-by-case basis at the time work on the Configured Assay is commenced. If a Party is developing a Configured Assay and requests the other Party to assist it in [**] in connection with developing such assay, such other Party shall provide such assistance. The provision of such assistance shall not make a Configured Assay a jointly Configured Assay. If a Party requests such assistance, such Party shall have an [**] to develop the Configured Assay for the Selected QT before such Selected QT becomes a Failed QT. The Party responsible for developing a Configured Assay shall use commercially reasonable efforts to do so as soon as practicable. If a Party responsible for developing a Configured Assay is unable to do so, it shall report to the other Party on its efforts and the reasons for such inability.



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               (ii)   MILLENNIUM COMMITMENT. Millennium shall make available
                      sufficient assay configuration resources to configure [**] Configured Assays over the term of the Discovery Program, PROVIDED THAT in the event that Millennium is unable to configure an assay for any of the Selected QTs for which it is the designated developer, Millennium shall make available assay configuration resources to configure an additional Configured Assay (not to exceed an additional [**] such Configured Assays). Millennium's obligation to make available such assay configuration resources shall terminate as of the earlier of (A) [**], or (B) [**] after the Selected QT Designation Date for the last QT for which Millennium is designated during the Program Term as the developer of the related Configured Assay. However, in the event that the Program Term is extended pursuant to
                      Section 2.11 and Millennium is designated as the developer of the Configured Assay for a Selected QT selected by Bayer in the Sixth Contract Year, Millennium shall continue to develop such Configured Assay until the expiration of [**] from the Selected QT Designation Date for such Selected QT. Millennium shall provide to Bayer the standard operating procedures, tools and reagents necessary to use each Millennium Configured Assay, with limits and quantities relating to such reagents to be set forth in the Research Plan.

               (iii) ASSAY SPECIFICATIONS. The Research Plan shall include specifications for Configured Assays generally, and the Program Directors shall by mutual agreement establish additional specifications for each assay (collectively, "Assay Specifications"). Each Party shall use commercially reasonable efforts to develop Configured Assays in conformance with the applicable Assay Specifications.

               (iv) ASSAY CONFIGURATION DATE. The Program Directors shall determine by mutual agreement whether a Configured Assay has been developed in accordance with the Assay Specifications. With respect to a Bayer Configured Assay, the date of such determination by the Program Directors (or, in the event that the Program Directors fail to reach agreement, the date of determination pursuant to Section 2.16) shall be the "Assay Configuration Date" for such Bayer Configured Assay. With respect to a Millennium Configured Assay, the later of (A) the



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                           date such assay is delivered to a destination
                           designated by Bayer (or failing any such designation, to Bayer's facility in Wuppertal), or (B) the date of the determination by the Program Directors (or, in the event that the Program Directors fail to reach agreement, the date of determination pursuant to
                           Section 2.16) that the Configured Assay has been developed in conformance with the Assay Specifications, shall be the "Assay Configuration Date" for such Millennium Configured Assay. Bayer shall have the right to test each such Millennium Configured Assay to confirm that it has been developed in conformance with the Assay Specifications. If, within [**] after a Millennium Configured Assay has been delivered to a Bayer location as specified above, Bayer does not provide written notice to Millennium that such Millennium Configured Assay failed to conform to the Assay Specifications based on such tests, the Assay Configuration Date shall remain the date specified above. However, if Bayer determines that the Millennium Configured Assay does not conform to the Assay Specifications based upon such tests and so notifies Millennium within such [**] period, the Parties shall work together for a period of [**] to modify the Millennium Configured Assay to enable it to conform to the Assay Specifications; in such event, the date that the Parties agree that the Millennium Configured Assay meets such Assay Specifications shall be the "Assay Configuration Date" for such Millennium Configured Assay. If the Parties are unable to modify the Millennium Configured Assay within such [**] period (or such longer period as may be mutually agreed) to enable it to meet the Assay Specifications, the Selected QT related to such Millennium Configured Assay shall become a Failed QT.

         (b) SCREEN TO CLINIC VALIDATION. On a selective basis to be determined by Bayer and as further described in the Research Plan, Millennium shall provide additional resources (approximately [**] in the First Contract Year and an average of approximately [**] in each of the Second through Sixth Contract Years) necessary to engage in (i) additional validation of CFA QTs selected by Bayer for which lead compounds have been discovered and/or (ii) additional validation or optimization of the lead compounds targeted to CFA QTs (collectively, "Screen to Clinic Validation Activities"), PROVIDED THAT no such Screen to Clinic Validation Activities shall be undertaken under the Discovery Program with respect to First Stage QTs (as defined in Section 2.12 below) unless otherwise mutually agreed. Examples of Screen to Clinic Validation Activities include, without limitation, high throughput gain or loss



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of function studies in cell-based systems, profiling of compounds targeted to
CFA QTs and the development of animal models (e.g., through transgenic, knockout and gene delivery methods) to further validate the CFA QTs and/or lead compounds targeted to them.

         Section 2.10 [**] RESEARCH ACTIVITIES. Unless otherwise agreed by the Parties on a case-by-case basis, Millennium shall [**].

         Section 2.11 EXTENSION OF PROGRAM TERM. Bayer shall have the option to extend the Program Term if, at the end of the Fifth Contract Year, at least 225 QTs (excluding Failed QTs) have not been entered into the Selectable QT Pool, such extension (the "Extension Term") to continue until the earlier of (a) such time as an aggregate of 225 QTs have been entered into the Selectable QT Pool, or (b) [**]. Bayer shall exercise the foregoing option by providing written notice of such extension to Millennium no later than the end of the Fifth Contract Year.

         Section 2.12 PROGRESSION OF SELECTED QT FROM FIRST TO THIRD STAGES. For the purpose of determining which Selected QTs shall become Returned QTs, each Selected QT shall pass through a series of development stages or become a Returned QT, as set forth in this Section 2.12.

         (a) FIRST STAGE. After a Selected QT has been developed into a Configured Assay, such Selected QT shall become a first stage QT ("First Stage QT") for a maximum of [**] from the Assay Configuration Date for such QT (the "First Stage Period"). During the First Stage Period with respect to each First Stage QT, Bayer shall [**] after the expiration of the First Stage Period for each First Stage QT, either (x) Bayer shall designate such First Stage QT as a second stage QT (a "Second Stage QT") or (y) Bayer will relinquish its exclusive rights under Section 3.1(a) with respect to such QT (a "Returned QT"). Bayer may not designate more than [**] First Stage QTs to become Second Stage QTs.

         (b) SECOND STAGE. A Second Stage QT shall remain a Second Stage QT for a maximum of [**] from the time of its designation as a Second Stage QT (the "Second Stage Period"). During the Second Stage Period with respect to each Second Stage QT, Bayer shall [**] after the expiration of the Second Stage Period for each Second Stage QT, either (x) Bayer shall designate such Second Stage QT as a third stage QT (a "Third Stage QT"), or (y) such Second Stage QT shall be designated by Bayer as a Returned QT. Bayer may not designate more than [**] Second Stage QTs to become Third Stage QTs.

         (c) THIRD STAGE. A Third Stage QT shall remain a Third Stage QT for a maximum of [**] from the time of its designation as a Third Stage QT (the "Third



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Stage Period"). During the Third Stage Period, with respect to each Strategic
Project associated with a Third Stage QT, Bayer shall [**] after the expiration of the Third Stage Period for each Third Stage QT, either (x) the Development Candidate associated with such Third Stage QT shall be taken into further development and be retained by Bayer, or (y) such Third Stage QT shall be designated by Bayer as a Returned QT. Bayer may not designate more than [**] Third Stage QTs to become Development Candidates.

         (d) FAILED QTs AND NON-SCREENED QTs. With respect to each Failed QT which Bayer has elected to retain as a Selected QT and each Selected QT which Bayer intends to develop without using a Configured Assay (such as through rational drug design), the Parties shall discuss in good faith and implement timing and return standards substantially similar to the provisions of subsections (a) through (c).

         (e) EARLY DETERMINATIONS. In the case of First, Second and Third Stage QTs, the time periods set forth in Sections 2.12(a), (b), and (c) are intended as maximum time periods. Consequently, Bayer shall notify Millennium of any decision it makes with respect to discontinuing permanently the activities required to be undertaken for any First, Second or Third Stage QT within [**] of such decision, in which instance such QT shall immediately be designated as a Returned QT.

         (f) ACTIVITIES NOT PART OF DISCOVERY PROGRAM. Any activities undertaken by either Party with respect to a Returned QT following its designation as such shall not be considered to be part of the Discovery Program or the Bayer Development Program.

         (g)   FORCE MAJEURE. The time periods set forth in Sections 2.12(a),
(b) and (c) shall be extended in the event of (and for the duration of) delays relating to the activities set forth in such Sections as a result of any cause or causes beyond the control of Bayer, including, but not limited to, the events described in Section 11.8.

         Section 2.13 DILIGENCE OBLIGATION. Bayer shall use reasonable commercial efforts to undertake the activities relating to each First, Second and Third Stage QT that is not a Returned QT, as provided in Section 2.12, PROVIDED THAT, Bayer may discontinue or suspend such activities from time to time with respect to a particular Selected QT if Bayer determines that it is commercially reasonable to do so (any such discontinuation or suspension, however, to have no effect on the time periods set forth in Section 2.12(a), (b) and (c)).



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         Section 2.14 MILLENNIUM PARTICIPATION IN DEVELOPMENT. Millennium shall participate with Bayer in the research and development of Small Molecule Drugs under development by Bayer (other than Small Molecule Drugs based upon Returned
QTs) as follows: (a) for Small Molecule Drugs that have not yet reached Development Candidate status, the Parties shall establish an appropriate forum to provide Millennium with the opportunity to be informed of and comment on the research and development activities relating to all such Small Molecule Drugs on at least a quarterly basis; and (b) for Small Molecule Drugs that have reached Development Candidate status, Bayer shall provide Millennium with the opportunity to be informed of and comment on the development, clinical and regulatory activities related to all such Small Molecule Drugs, PROVIDED THAT Bayer shall have the right to make all determinations relating to research, development, clinical and regulatory issues relating to Small Molecule Drugs.

         Section 2.15 REPORTS.

         (a) MONTHLY SPREADSHEETS. In order to assist the Parties in administering the Discovery Program and the Bayer Development Program, and in the selection and return of QTs, the Program Directors shall provide jointly prepared spreadsheets to the Parties within five (5) business days after the end of each calendar month covering the following matters for such month:

               (i) the following matters relating to the conduct of the Discovery Program: (A) the QTs entered into the Selectable QT Pool and the Above Quota Pool; (B) the success fees invoiced or paid; (C) statistical information concerning Assay Configuration Activities relating to Selected QTs;
                      (D) statistical information concerning Screen to Clinic Validation Activities; and (E) the QTs that have been designated by Millennium as [**];

               (ii)   the following matters relating to the Bayer Development
                      Program: (A) each First Stage QT that has reached the end of the First Stage Period, and whether such First Stage QT has become a Second Stage QT or a Returned QT; (B) each Second Stage QT that has reached the end of the Second Stage Period, and whether such Second Stage QT has become a Third Stage QT or a Returned QT; (C) each Third Stage QT that has reached the end of the Third Stage Period and whether such Third Stage QT has become a Development Candidate or a Returned QT; and (D) the number of First, Second and Third Stage QTs that have become Returned QTs cumulatively since the Effective Date; and



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               (iii)  such other matters mutually deemed relevant by the Program
                      Directors or the Parties.

         (b) SEMI-ANNUAL REPORTS. The Program Directors shall jointly prepare and deliver summary reports to the Parties within thirty (30) days after the end of each April and October during the Program Term and the period during which the Bayer Development Program is being conducted summarizing the information included in the monthly spreadsheets for such calendar half-year and providing a narrative report on the status of the activities being conducted in the Discovery Program and the Bayer Development Program.

         (c) SPREADSHEET AND REPORT FORMATS. The Program Directors shall establish by mutual agreement standard formats for the monthly spreadsheet and the semi-annual report. Such formats shall be incorporated in the Research Plan.

         Section 2.16 DECISION MAKING. The goal of all decision making shall be to achieve consensus. The Program Directors and Project Teams shall decide matters appropriate to their scope of responsibilities on a consensus basis. If a matter cannot be resolved by a Project Team on a consensus basis, it shall be referred to the Program Directors for resolution. In the event that the Program Directors are unable to reach agreement on any matter within fifteen (15) days after the matter is referred to them, the issue shall be referred for resolution to the Joint Steering Committee and, if the Joint Steering Committee is unable to reach agreement on such matter within thirty (30) days after the matter is referred to it, to the Executive Officers, PROVIDED THAT the following matters shall not be referred to the Joint Steering Committee or to the Executive Officers or to arbitration under Article IX: (a) whether, under Section 2.1, the Target Discovery Program should include work [**] or using target discovery approaches other than a Target by Class Drug Discovery Approach; (b) changes in CFAs pursuant to Section 2.2; (c) approval of any changes or modifications to the Research Plan pursuant to Section 2.5; (d) the matters referred to in
Section 2.8(c)(v); (e) the extension or shortening of the time for the configuration of an assay under Section 2.8(e); and (f) the matters referred to in Section 2.10. If the Executive Officers are unable to resolve a matter referred to them under this Section 2.16, and the issue relates to a Designated Scientific Issue, the Parties shall resolve that matter through the use of an expedited mediation process, in which the Parties first try to agree on a mutually acceptable scientist to serve as the mediator (failing mutual agreement on a single scientist, each Party appoints a scientist not affiliated with such Party and the two so selected pick a third unaffiliated scientist). The mediator(s) shall review the disputed matter on an expedited basis (not to exceed 45 days), considering the relevant data, standards established by this Agreement and the Research Plan and



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relevant precedents. The decision of the mediator(s) shall be binding on the
Parties. If the Executive Officers are unable to resolve a matter referred to them under this Section within thirty (30) days after the matter is referred to them and the issue is not a Designated Scientific Issue, the provisions of
Article IX shall apply.

                                   ARTICLE III
                   BAYER AND MILLENNIUM RIGHTS AND OBLIGATIONS
                            RELATING TO SELECTED QTs



         Section 3.1 LICENSE GRANT WITH RESPECT TO SELECTED QTs.

         (a) LICENSE. Subject to the terms and conditions of this Agreement, Millennium hereby grants to Bayer and its Affiliates an exclusive license in the Territory, under Millennium's rights to Millennium Know-How and Millennium Patent Rights, (i) to research, develop, make and use Selected QTs ([**] and Configured Assays that embody or are based on such Selected QTs, to the extent necessary to discover or develop Bayer Royalty Products and (ii) to make, have made, import, use, have used, offer for sale, sell and have sold, in the Field, Bayer Royalty Products that are discovered or developed through the use of Selected QTs [**], subject, in the case of both subsections (i) and (ii), to any applicable field restrictions or exclusivity limitations in the case of any Selected QTs that are [**].

         (b) SUBLICENSE RIGHTS. Bayer shall have the right to enter into sublicenses relating to the license granted in Section 3.1(a)(ii). Each such sublicense shall be consistent with the provisions of this Agreement, and shall incorporate the following provisions of this Agreement for the benefit of
Millennium: Section 3.5, Section 5.10, Article VII and Section 11.1(a). Bayer shall provide Millennium with a copy of each such sublicense agreement promptly after execution thereof (which copy may be redacted to reflect confidential business or scientific terms).

         Section 3.2 LICENSE GRANT, RETAINED RIGHTS AND OPTION WITH RESPECT TO RETURNED QTs. With respect to each Returned QT, the rights of Bayer and Millennium to such Returned QT shall be as follows:

         (a) LICENSE. Subject to the terms and conditions of this Agreement, Millennium hereby grants to Bayer and its Affiliates a non-exclusive license in the Territory, under Millennium's rights to Millennium Know-How and Millennium Patent Rights, (i) to research, develop, make and use the Returned QTs and Configured Assays that embody or are based on such Returned QTs, to the extent necessary to discover or develop Bayer Royalty Products, and (ii) make, have made, import, use, have used, offer for sale, sell and have sold, in the Field, Bayer Royalty



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Products that are discovered or developed through the use of Returned QTs, subject, in the case of both subsections (i) and (ii), to any applicable field restrictions in the case of any Restricted Targets.

         (b) SUBLICENSE RIGHTS. Bayer shall have the right to enter into sublicenses relating to the license granted in Section 3.2(a)(ii). Each such sublicense shall be consistent with the provisions of this Agreement, and shall incorporate the following provisions of this Agreement for the benefit of
Millennium: Section 3.5, Section 5.10, Article VII and Section 11.1(a). Bayer shall provide Millennium with a copy of each such sublicense agreement promptly after execution thereof (which copy may be redacted to reflect confidential business or scientific terms).

         (c) MILLENNIUM RETAINED RIGHTS. Millennium shall retain all rights in all fields (including the Field) to each Returned QT (and, if applicable, the Millennium Configured Assay that embodies or is based on such Returned QT), subject to Bayer's non-exclusive rights set forth in subsections (a) and (b).

         (d)   OPTIONAL MILLENNIUM RIGHTS.

               (i) MILLENNIUM OPTION. At Millennium's option (exercisable as provided below), Bayer shall grant to Millennium and its Affiliates a non-exclusive license in the Territory, under Bayer's rights in Bayer Returned QT Know-How and Bayer Returned QT Patent Rights to the extent necessary,

                           (A) to research, develop, make and use any or all of the following (as determined by Millennium), in connection with the use of the Returned QT to discover or develop Small Molecule Drugs: (1) the Bayer Configured Assay that embodies or is based on a Returned QT, together with the standard operating procedures and reagents necessary to use such Bayer Configured Assay for such purpose, subject to the limitations set forth below; (2) if a Second Stage QT is designated as a Returned QT, the most promising lead structure (in Bayer's reasonable judgment) under development by Bayer, and the optimization history of such lead structure and the data pertinent to critical optimization decisions that relate to such lead structure (the "Second Stage Information"), including without limitation, information on the major structural templates that were evaluated by Bayer and relevant SAR data; and



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         Securities and Exchange Commission. Asterisks denote omissions.



                           (3) if a Third Stage QT is designated as a Returned QT, the most promising lead structure (in Bayer's reasonable judgment) under development by Bayer, and the optimization history of such lead structure and the data pertinent to critical optimization decisions that relate to such lead structure (the "Third Stage Information"), including without limitation, [**], related pharmacological data (including toxicology and [**] information) and information related to chemical synthesis, PROVIDED, HOWEVER, that, in the case of a Second Stage QT or a Third Stage QT, Bayer shall not be obligated to grant any such license with respect to the most promising lead structure if such lead structure is under development by Bayer as a Development Candidate or later stage drug candidate outside of the Bayer Development Program, in which event Bayer shall be obligated to grant such a license with respect to the next most promising lead structure that is not a Development Candidate or later stage drug candidate outside of the Bayer Development Program, and

                           (B) to make, have made, import, use, have used, offer for sale, sell and have sold Small Molecule Drugs that are discovered or developed by Millennium through the use of Returned QTs pursuant to Section 3.2(d)(i)(A).

                      Notwithstanding the foregoing, Millennium's option with respect to Bayer Configured Assays under subsection (A)(1) above shall apply to all such assays [**]. If Millennium exercises the foregoing option with respect to subsection
                      (A)(1) above, Bayer shall also transfer to Millennium the applicable cell line, standard operating procedures for such assay, information relating to the reagents and quantities of the applicable reagents with limits and quantities as set forth in the Research Plan, PROVIDED THAT Bayer shall not be obligated to provide proprietary equipment and related Know-How (e.g., robotics and detection systems) relating to an assay. If Millennium exercises the foregoing option with respect to subsections
                      (A)(2) or (A)(3) above, Bayer shall also transfer to Millennium as soon as practicable at least [**] of such most promising (or such next most promising, if applicable) lead structure, quantities of the applicable reagents with limits and quantities consistent with the stage of development of such lead



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                      structure, as well as all of the Second Stage Information
                      or Third Stage Information, as the case may be.

               (ii) EXERCISE OF OPTION. With respect to each Returned QT, Millennium may exercise the option set forth in subsection
                      (i) by providing written notice to Bayer within[**] after a Selected QT becomes a Returned QT. Such notice shall indicate the specific Bayer Returned QT Know-How and Bayer Returned QT Patent Rights (e.g., Bayer Configured Assay, lead structure, Second Stage Information and Third Stage Information) for which the option is being exercised. The license shall be granted effective as of the date of the Millennium notice of exercise.

               (iii) SUBLICENSE RIGHTS. Millennium shall have the right to enter into sublicenses relating to the license granted in
                      Section 3.2(d)(i)(B). Each such sublicense shall be consistent with the provisions of this Agreement, and shall incorporate the following provisions of this Agreement for the benefit of Bayer: Section 3.5, Section 5.10, Article VII and Section 11.1(b). Millennium shall provide Bayer with a copy of each such sublicense agreement promptly after execution thereof (which copy may be redacted to reflect confidential business or scientific terms).

               (iv) ADDITIONAL PROVISIONS. In the event that Millennium exercises the option set forth in Section 3.2(d)(i)(A) or
                      (B), with respect to a Returned QT, [**] below shall apply with respect to such Returned QT. In the event that Millennium exercises the option set forth in Section 3.2(d)(i)(A)(2) or (3), Millennium shall pay royalties to Bayer on Millennium Royalty Products, if any, at the royalty rates described in Section 5.6 of this Agreement.

         Section 3.3 [**].

         (a) GENERAL. As used in this Agreement, (i) a "[**]" means a QT that has a Disease/Therapeutic Hypothesis [**] and that is designated by Millennium as a "[**]" within [**] after such QT is entered into the QT Pool and (ii) a "[**]" means one (1) [**] that is associated (on the basis of a Disease/Therapeutic Hypothesis) with a QT, as designated by Millennium at the time such QT [**]. Millennium may designate [**] and may designate the same or a different [**] after any such designation by Millennium, [**].



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         (b)   RIGHTS RELATING TO [**]. In the event that Bayer, under Section
2.8(d), selects a [**] QT, such Selected QT shall be deemed to be a Returned QT effective as of the expiration of the [**] specified in subsection (a), and the non-exclusive license grant, the retained rights and the option set forth in
Section 3.2 shall apply with respect to such Returned QT. The option set forth in Section 3.2 with respect to a [**] that is not a [**] shall apply [**].

         (c) RIGHTS RELATING TO [**]. In the event that Bayer selects a [**] under Section 2.8(d), such Selected QT shall not be considered to be [**] for purposes of the exclusive license grant set forth in Section 3.1(a) and, accordingly, shall be subject to such exclusive license grant and to the provisions of Section 2.12, PROVIDED, HOWEVER, that if such Selected QT is subsequently designated by Bayer as a Returned QT pursuant to Section 2.12, then the non-exclusive license grant, the retained rights and the option set forth in
Section 3.2 shall apply with respect to such Returned QT.

         (d)   ROYALTY RATE RELATING TO [**]. Notwithstanding the provisions of
Section 5.5 (except as provided below), the royalty rate payable on the Net Sales in a country of a Bayer Royalty Product that (i) is discovered or developed through the use of a [**] and (ii) is registered and approved for commercial sale in such country by the appropriate regulatory authority for use in the treatment of a [**] (irrespective of whether it is so registered and approved for use in the treatment of [**]) but is not so registered and approved for use in the treatment of any CFA shall be [**] of such Net Sales, PROVIDED, HOWEVER, that in the event that such Bayer Royalty Product is subsequently registered and approved for commercial sale in such country by the appropriate regulatory authority for use in the treatment of any CFA, then (A) Millennium shall provide Bayer ([**] Millennium on the Net Sales in such country of such Bayer Royalty Product) [**] and the amount of the [**] paid to Millennium [**], and (B) the royalty rate payable on all subsequent Net Sales in such country of such Bayer Royalty Product shall be determined in accordance with the provisions of Section 5.5.

         Section 3.4 USE OF CONFIGURED ASSAYS. Millennium shall not, without the written approval of Bayer, provide a Bayer Configured Assay to any third party. Bayer shall not, without the written approval of Millennium, provide a Millennium Configured Assay to any third party.

         Section 3.5 NON-SUIT COVENANT WITH RESPECT TO USE OF RETURNED QTs. Each Party covenants not to sue the other Party (or its Affiliates) for using a Returned QT to screen for and/or develop Small Molecule Drugs, under any of its rights to Know- How that is embodied in, or Patent Rights that cover, inventions relating to such



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Returned QT, where such inventions were made prior to the designation of such QT as a Returned QT.

         Section 3.6 NON-SUIT COVENANT WITH RESPECT TO REQUIRED PHARMACOGENOMIC ASSAYS.

         (a) MILLENNIUM COVENANT. Millennium covenants not to sue Bayer (or its Affiliates or sublicensees), under (i) Millennium's rights in Millennium Know-How or Millennium Patent Rights, or (ii) other rights (owned or otherwise controlled by Millennium) to Know-How that is embodied in, or Patent Rights that cover, any inventions made through the use of Millennium Know-How, for the making, developing, importing, exporting, using, offering for sale or selling of a Required Pharmacogenomic Assay associated with a Bayer Royalty Product.

         (b) BAYER COVENANT. Bayer covenants not to sue Millennium (or its Affiliates or sublicensees), under (i) Bayer's rights in Bayer Returned QT Know-How or Bayer Returned QT Patent Rights, or (ii) other rights (owned or otherwise controlled by Bayer) to Know-How that is embodied in, or Patent Rights that cover, any inventions made through the use of Bayer Returned QT Know-How, for the making, developing, importing, exporting, using, offering for sale or selling of a Required Pharmacogenomic Assay associated with a Small Molecule Drug.

         Section 3.7 RETAINED RIGHTS.

         (a) BAYER RETAINED RIGHTS. Any of Bayer's rights to Bayer Returned QT Know-How and Bayer Returned QT Patent Rights not specifically licensed to Millennium under this Agreement, including without limitation, Bayer's rights to compounds discovered by Bayer through the use of Selected QTs and/or to Configured Assays, shall be retained by Bayer, subject, in the case of Required Pharmacogenomic Assays, to the provisions of Section 3.6(b).

         (b) MILLENNIUM RETAINED RIGHTS. Any of Millennium's rights to Millennium Know-How and Millennium Patent Rights not specifically licensed to Bayer under this Agreement shall be retained by Millennium, including without limitation, Millennium's exclusive right to use QTs (including Selected QTs) for the development of therapeutic and prophylactic products (excluding Small Molecule Drugs) and diagnostic, information and other products and services, subject, in the case of Required Pharmacogenomic Assays, to the provisions of
Section 3.6(a).



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                                   ARTICLE IV
                      [**]; ADDITIONAL DEVELOPMENT PROGRAMS

         Section 4.1 RETURNED QTs. If Millennium intends to [**] receive marketing rights to Small Molecule Drugs discovered through the use of one or more Returned QTs with respect to which Millennium has exercised the option set forth in Section 3.2(d)(i)(A)(1), (2) and/or (3) (an "Optioned Returned QT"), whether as part of a standalone program relating to such Optioned Returned QT or as part of a broader relationship encompassing such Optioned Returned QT and other projects (a "Section 4.1 Opportunity"), Millennium shall [**] as to whether it has [**] shall include information reasonably necessary [**] with respect to such [**]. If, during the [**], the Parties shall [**] on such terms as may be mutually agreeable. If (a) [**] in discussing such [**] or (b) [**] but the Parties are unable to reach mutual agreement with respect to such [**], Millennium shall be free, during the [**] commencing as of the end of the [**]) or the end of the [**], to enter into a transaction relating to such [**]. Millennium and Bayer recognize that [**] transaction relating to such [**], numerous factors may be taken into account and given appropriate weight, including without limitation, [**] in the relevant markets. If Millennium [**] subsequent commercial transactions [**]. Notwithstanding the foregoing, if, within such [**], Millennium obtains material new data relating to such Optioned Returned QT, [**] shall discuss [**] set forth in this Section 4.1 shall [**].

         Section 4.2 [**] AREAS. If, prior to the end of the Fifth Contract Year, (a) a collaboration arrangement with respect to a [**] Area between Millennium and one of its commercial collaborative partners as of the Effective Date (an "Original Partner") (as detailed in Exhibit B) terminates or expires and (b) Millennium wishes to begin negotiations with another commercial third party(ies) (i.e., other than the Original Partner or its Affiliates) with respect to a relationship to undertake a broad-based program with the goal of identifying and qualifying targets for use in Small Molecule drug discovery in such [**] Area, whether as part of a standalone [**] Area program or as part of a broader relationship encompassing the [**] Area and other diseases and conditions (a "Section 4.2 Opportunity"), Millennium shall [**] as to whether it has [**] shall include information reasonably necessary [**]. If, during the [**], the Parties shall [**] on such terms as may be mutually agreeable. If (i) [**] in discussing such [**] or (b) [**] but the Parties are unable to reach mutual agreement with respect to [**], Millennium shall be free, during the [**] commencing as of the end of the [**] or the end of the[**], to enter into a collaborative research and development arrangement relating to such [**]. Millennium and Bayer recognize that in [**], numerous factors may be taken into account and given appropriate weight, including



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without limitation, [**] in the relevant markets. If Millennium [**] to subsequent commercial collaborations [**].

         Section 4.3 COLLABORATIVE TECHNOLOGY DEVELOPMENT PROGRAM. In order to facilitate the opportunity to identify and collaborate on technology development opportunities of mutual benefit and interest to the Parties, appropriate leaders of the Parties' respective technology development activities for drug discovery and development may meet annually to discuss their plans for technology development activities to be conducted in the coming year. Based on these discussions, the Parties may identify technology development projects which, through collaboration, maximize the value of complementary skills, expertise and/or resources, and/or exchanges of technology of mutual benefit to the Parties. In such instance, the Parties shall endeavor to define a mutually acceptable collaborative technology development project or technology exchange. In general, each Party shall be responsible for its own costs associated with any collaborative technology development project and both Parties shall share the right to use any resulting collaboratively developed technologies for its own purposes. This general framework may be altered on a case-by-case basis if, with respect to a given project, the resources to be employed by and/or expertise of one Party on the project significantly exceeds those of the other Party.

                                    ARTICLE V

                              FINANCIAL PROVISIONS

         Section 5.1 LICENSE PAYMENT.

         (a) INITIAL LICENSE PAYMENT. On the Effective Date, and in partial consideration of the grant by Millennium to Bayer of the licenses set forth in
Article III, Bayer shall make an initial license payment to Millennium of Thirty-Three Million Four Hundred Thousand Dollars ($33,400,000).

         (b) ADDITIONAL LICENSE PAYMENT. Within [**] following the entry of the [**] , and in partial consideration of the grant by Millennium to Bayer of the licenses set forth in Article III, Bayer shall make an additional license payment to Millennium of [**].

         Section 5.2 EQUITY INVESTMENT. On the Execution Date, Bayer and Millennium shall execute an Investment Agreement pursuant to which Bayer shall purchase and Millennium shall sell, as of the Effective Date, Ninety-Six Million Six Hundred Thousand Dollars ($96,600,000) of Millennium Common Stock at a price per share specified in the Investment Agreement.



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         Section 5.3 PROGRAM PAYMENTS.

         (a) PROGRAM PAYMENT AMOUNTS. During the Program Term, and in consideration of Millennium's continuing performance of the research services under the Research Plan (as reviewed, modified or updated and approved annually by the Parties in accordance with Section 2.5), Bayer shall make program payments to Millennium in the installments and on the dates set forth in EXHIBIT D to this Agreement (the "Program Payments").

         (b) PROGRAM PAYMENT ADJUSTMENTS. Notwithstanding the foregoing, in the event that,[**] in such a way as to make clear that Millennium may collaborate with Bayer, or Millennium has not otherwise demonstrated to Bayer's reasonable satisfaction that Millennium may collaborate with Bayer, to undertake genomic research activities pursuant to this Agreement,[**], the Program Payments shall be adjusted as follows:

               (i) In the event that [**] are applicable as of the first day of a Contract Quarter on which a Program Payment is due, such Program Payment shall [**];

               (ii) In the event that [**] are applicable as of the first day of a Contract Quarter on which a Program Payment is due, such Program Payment shall be [**];

               (iii) In the event that, following the making of the first Program Payment,[**] (or Millennium otherwise demonstrates to Bayer's reasonable satisfaction that Millennium may collaborate with Bayer as contemplated in the first sentence of this Section 5.3(b)), and such termination or modification occurs (or such demonstration is made) in the middle of a Contract Quarter, then the amount of the reduction in the Program Payment for such Contract Quarter shall be proportionately adjusted by multiplying the amount of the [**].

         Millennium shall provide written notice to Bayer concerning any termination or modification of such restrictions together with any agreements reflecting such termination or modification.



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         Section 5.4 SUCCESS FEES.

         (a) SUCCESS FEE PAYMENT AMOUNTS. Bayer shall pay the following success fees to Millennium based upon entry of Qualified Targets into the Selectable QT Pool:

                                                           Amount of
       QTs Entering Selectable QT Pool                Success Fee per QT
       -------------------------------                ------------------

                    [**]                                      [**]

         (b) PAYMENT OF SUCCESS FEES. Success fees shall be deemed to be earned on the last business day of the month during which a QT enters into the Selectable QT Pool, subject to the following adjustments: (i) [**] success fees are earned during the First Contract Year (i.e., more than [**] QTs enter into the Selectable QT Pool), such fees shall [**]; (ii) if an aggregate of more than [**]) in success fees is earned prior to the end of the Second Contract Year, then the amount in excess of [**] shall [**]; (iii) if an aggregate of more than [**] in success fees is earned prior to the end of the Third Contract Year, then the amount in excess of [**] shall [**]; and (iv) if an aggregate of more than [**] in success fees is earned prior to the end of the Fourth Contract Year, then the amount in excess of [**] shall [**]. For example, if at the end of the Third Contract Year, a total of [**] QTs have been entered into the Selectable QT Pool, the aggregate success fees earned by Millennium would be [**]. Millennium shall promptly invoice Bayer, on a monthly basis, for all QT success fees payable as of the end of each preceding month. Bayer shall pay the invoiced amount within [**] of receipt of each invoice in accordance with
Section 5.11. Bayer shall in no event be required to pay more than an aggregate of [**] pursuant to this Section 5.4 regardless of the number of QTs entered into the Selectable QT Pool. For purposes of clarity, the entry of an Above Quota QT in the Above Quota Pool shall not result in the payment of a success fee until such QT is deemed to be transferred or is transferred to the Selectable QT Pool, as provided in Section 2.8.

         (c) SUCCESS FEE ADJUSTMENTS. Notwithstanding the foregoing, the success fees payable by Bayer shall be adjusted as follows:

               (i) QTs ENTERED INTO SELECTABLE QT POOL DURING EXTENSION TERM. Notwithstanding the provisions of Section 5.4(a), in the event that Qualified Targets are entered into the Selectable QT Pool during the Extension Term, the success fees payable for such QTs shall be in an amount equal to a percentage of the success fee otherwise payable under subsection (a) above, as provided in the following table:



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                                                                 Percentage of
                      Time of Entry into Selectable               Applicable
                      QT Pool During Extension Term               Success Fee
                      -----------------------------               -----------

                      First Contract Quarter                          [**]
                      Second Contract Quarter                         [**]
                      Third   Contract Quarter                        [**]
                      Fourth Contract Quarter                         [**]

               (ii) ADJUSTMENTS BASED UPON NUMBER OF QTs ENTERING SELECTABLE QT POOL.

                      (A) In the event that the aggregate number of QTs entered into the Selectable QT Pool in the First and Second Contract Years is less than [**], the success fees payable with respect to such QTs shall be reduced by a percentage factor (not to exceed [**] and the number of QTs entered into the Selectable QT Pool in the First and Second Contract Years. For example, if [**] QTs are entered into the Selectable QT Pool in the First and Second Contract Years, there would be a [**] reduction in the success fees [**]. If [**] QTs are entered into the Selectable QT Pool in the First and Second Contract Years, there would be a [**] reduction in the success fees [**], and the total success fees payable for those [**] QTs would be [**]).

                      (B) The success fees payable with respect to QTs entered into the Selectable QT Pool in the Third Contract Year shall be reduced by a percentage factor (not to exceed [**] and the number of QTs entered into the Selectable QT Pool during the Third Contract Year, if such number is less than [**], PROVIDED THAT no such adjustment shall be made if the total number of QTs entered into the Selectable QT Pool from the Effective Date to the end of the Third Contract Year is [**] or more.

                      (C) The success fees payable with respect to QTs entered into the Selectable QT Pool in the Fourth Contract Year shall be reduced by a percentage factor (not to exceed [**] and the number of such QTs entered into the Selectable QT Pool during the Fourth Contract Year, if such number is less



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                            than [**], PROVIDED THAT no such adjustment shall be
                            made if the total number of QTs entered into the Selectable QT Pool from the Effective Date to the end of the Fourth Contract Year is [**] or more.

                      (D) The success fees payable with respect to QTs entered into the Selectable QT Pool in the Fifth Contract Year shall be reduced by a percentage factor (not to exceed [**] and the number of such QTs entered into the Selectable QT Pool during the Fifth Contract Year, if such number is less than [**], PROVIDED THAT no such adjustment shall be made if the total number of QTs entered into the Selectable QT Pool from the Effective Date to the end of the Fifth Contract Year is [**] or more.

                      (E) For purposes of this subsection (c), Failed QTs shall not be considered to have been entered into the Selectable QT Pool.

                (d)  OVERPAYMENT OF SUCCESS FEES.

                      (i) OVERPAYMENTS DUE TO SUCCESS FEE ADJUSTMENTS. If Bayer pays to Millennium success fees that are subsequently determined to be subject to a reduction pursuant to subsection 5.4(c)(ii) above, Millennium shall repay to Bayer the difference necessary to offset such reduction within thirty (30) days after the amount of such reduction is determined, PROVIDED THAT if Bayer has not yet received payment, it may reduce the amount of any success fees otherwise owed to Millennium by the amount of such reduction.

                      (ii) FAILED QTS. If Bayer makes a success fee payment in respect of a QT that is subsequently determined to be a Failed QT, Bayer does not elect to retain such Failed QT and there is no QT in the Selectable QT Pool available for selection as a Replacement QT, then [**]; PROVIDED THAT if Bayer subsequently reselects such Failed QT pursuant to Section 2.8(e), then such Failed QT shall count as a QT that entered into the Selectable QT Pool [**].




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         Section 5.5 ROYALTY PAYMENTS TO MILLENNIUM. Bayer shall pay to
Millennium royalties on Net Sales of Bayer Royalty Products at the following rates (except as provided in Section 3.3(d)):.

             ANNUAL SALES VOLUME     BASE ROYALTY     REDUCED ROYALTY

                   [**]                  [**]               [**]


The Base Royalty rate set forth above shall be applicable to Net Sales of all Bayer Royalty Products except (a) Bayer Royalty Products discovered or developed through the use of [**], (b) Bayer Royalty Products discovered or developed through the use of [**], and (c) Bayer Royalty Products discovered or developed through the use of [**] and registered and approved for commercial sale in a country by the appropriate regulatory authority for use in the treatment of a [**]. The Reduced Royalty set forth above shall be applicable to Net Sales of Bayer Royalty Products in subsections (a) and (b) in the preceding sentence. The royalty rate of [**] (and royalty adjustment, if necessary) set forth in Section 3.3(d) shall be applicable to Net Sales of Bayer Royalty Products in subsection
(c) above. The obligation to make royalty payments pursuant to this Section 5.5 shall commence on the date of the First Commercial Sale of a Bayer Royalty Product in a given country and shall continue with respect to Net Sales of such Bayer Royalty Product sold in such country for a period of [**], PROVIDED, HOWEVER, that such obligation to make royalty payments shall continue for an additional period [**] of the date of such First Commercial Sale with respect to a Bayer Royalty Product that contains an active ingredient, the use or sale of which is covered by a Patent Right in such country that precludes the use or sale of such active ingredient by others in such country. For purposes of determining the Annual Sales Volume category [**], all Net Sales of such Bayer Royalty Product in all countries during the given Contract Year shall be aggregated. The royalty rates set forth above shall apply to [**] for all Bayer Royalty Products on a product-by-product basis according to the Annual Sales Volume categories [**] during any given Contract Year. For purposes of this
Section 5.5, line extensions, new formulations and Combination Products in which the same active ingredient is present shall be the same Bayer Royalty Product as the original Bayer Royalty Product.

         Section 5.6 ROYALTY PAYMENTS TO BAYER. Millennium shall pay to Bayer royalties on Net Sales of Millennium Royalty Products at the following rates:

             ANNUAL SALES VOLUME         ROYALTY RATE
                   [**]                     [**]



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
          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



The royalty rates set forth above shall be applicable to Net Sales of all Millennium Royalty Products. The obligation to make royalty payments pursuant to this Section 5.6 shall commence on the date of the First Commercial Sale of a Millennium Royalty Product in a given country and shall continue with respect to Net Sales of such Millennium Royalty Product sold in such country for a period of [**] PROVIDED, HOWEVER, that such obligation to make royalty payments shall continue for an additional period [**] of the date of such First Commercial Sale with respect to a Millennium Royalty Product that contains an active ingredient, the use or sale of which is covered by a Patent Right in such country that precludes the use or sale of such active ingredient by others in such country. For purposes of determining the Annual Sales Volume category [**], all Net Sales of such Millennium Royalty Product in all countries during the given Contract Year shall be aggregated. The royalty rates shall apply [**] for all Millennium Royalty Products on a product-by-product basis according to the Annual Sales Volume categories [**] during any given Contract Year. For purpose of this
Section 5.6, [**] in which the same active ingredient is present shall be the same Millennium Royalty Product [**].

         Section 5.7 RELATED THIRD PARTY PAYMENTS. Each Party shall be entitled to deduct, from the quarterly royalty payments made by it in respect of Net Sales of a given Royalty-Bearing Product in a given country in accordance with
Section 5.10 below,[**] of Related Third Party Payments paid by such Party in respect of such Royalty-Bearing Product; PROVIDED THAT in no event shall a deduction under this Section 5.7 reduce any quarterly royalty payment made by a Party in respect of Net Sales of a given Royalty-Bearing Product in a given country by more than [**]. Any deduction hereunder, or portion thereof, that is rendered not usable pursuant to the final clause of the immediately preceding sentence may be carried forward for use in a future period.

         Section 5.8 ROYALTIES PAYABLE ONLY ONCE. The obligation to pay royalties is imposed only once with respect to the same unit of a Royalty-Bearing Product. Except as specifically provided in this Agreement, it is understood and agreed that there shall be no deductions from the royalties payable under this Agreement.

         Section 5.9 SALES TO AFFILIATES AND SUBLICENSEES. Sales of Royalty-Bearing Products between a Party and its Affiliates or permitted sublicensees, or among such Affiliates and permitted sublicensees, shall not be subject to royalties under Sections 5.5 and 5.6, but in such cases the royalties shall be calculated on the Net Sales by such Affiliates or sublicensees to an independent third party.



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

         Section 5.10 ROYALTY REPORTS AND ACCOUNTING.

         (a) ROYALTY REPORTS; ROYALTY PAYMENTS. Each Party obligated to pay royalties to the other Party under Sections 5.5 and 5.6 above (a "Royalty-Paying Party") shall deliver to the other Party (the "Royalty Recipient"), within sixty
(60) days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Royalty-Bearing Products that are subject to royalty payments due to the Royalty Recipient for such calendar quarter. Such quarterly reports shall indicate gross sales on a country-by-country and product-by-product basis and the calculation of royalties from such gross sales. When the Royalty-Paying Party delivers such accountings to the Royalty Recipient, the Royalty-Paying Party shall also deliver all royalty payments due under Section 5.5 or Section 5.6 to the Royalty Recipient for the calendar quarter. With respect to sales of products invoiced in U.S. Dollars, the sales and royalties payable shall be expressed in U.S. Dollars. With respect to sales of products invoiced in a currency other than U.S. Dollars, the sales and royalties payable shall be expressed in their U.S. Dollar equivalent, calculated using the applicable conversion rates for buying United States dollars published by THE WALL STREET JOURNAL on the last business day of the calendar quarter to which the royalty report relates.

         (b) AUDITS BY ROYALTY RECIPIENT. Each Royalty-Paying Party shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest three (3) years of sales to which royalties attach. For the sole purpose of verifying royalties payable to the Royalty Recipient, the Royalty Recipient shall have the right annually at the Royalty Recipient's expense to retain an independent certified public accountant selected by the Royalty Recipient and reasonably acceptable to the Royalty-Paying Party, to review such records in the location(s) where such records are maintained by the Royalty-Paying Party, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of strict confidence. However, with respect to an audit of the records of a sublicensee of Bayer or its Affiliates, such audit shall be conducted by either Bayer or such independent accountant, at Bayer's election, PROVIDED THAT if Bayer elects to conduct such audit, Bayer shall pay all expenses thereof. Results of such review shall be made available to both the Royalty Recipient and the Royalty-Paying Party. If the review reflects an underpayment of royalties to the Royalty Recipient, such underpayment shall be promptly remitted to the Royalty Recipient, together with interest calculated in the manner provided in Section 5.11 below. If the underpayment is equal to or greater than five percent (5%) of the royalty amount that was otherwise due, the Royalty Recipient shall be entitled to have the Royalty-Paying Party pay all of the costs of such review.

         Section 5.11 CURRENCY AND METHOD OF PAYMENTS; LATE PAYMENTS. All payments under this Agreement shall be made in United States dollars by transfer to such bank account as Millennium or Bayer (as applicable) may designate from time



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


to time within no more than ten (10) days of invoice or when such payment is due in accordance with the provisions of this Agreement. Any royalty payments due hereunder with respect to sales outside of the United States shall be payable in their U.S. Dollar equivalents, calculated using the applicable conversion rates for buying United States dollars as published by THE WALL STREET JOURNAL for the last business day of the calendar quarter for which the royalties are payable. Millennium or Bayer, as the case may be, shall pay interest to the other Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the London Interbank Offering Rate of interest plus one percent (1%), as reported by Citibank, N.A. for the applicable period, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

         Section 5.12 TAX WITHHOLDING. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to Millennium and Bayer hereunder. Notwithstanding such efforts, if the paying Party concludes that tax withholdings under the laws of any country are required with respect to payments to the other Party, the paying Party shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, the paying Party will promptly provide the other Party with original receipts or other evidence reasonably desirable and sufficient to allow the other Party to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

         Section 5.13 BLOCKED PAYMENTS. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for a Party or its Affiliates or sublicensees, to transfer, or have transferred on its behalf, royalties or other payments to the other Party, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of thirty (30) days, in a recognized banking institution selected by the paying Party or its Affiliates or sublicensees, as the case may be, and identified in a notice in writing given to the other Party.

                                   ARTICLE VI

         INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

         Section 6.1 OWNERSHIP. Bayer shall own all Know-How and inventions made solely by its employees in the course of the Discovery Program, and Millennium shall own all Know-How and inventions made solely by its employees in the course of the Discovery Program. All inventions made jointly by employees of Bayer and employees of Millennium in the course of the Discovery Program or the Bayer Development Program shall be owned jointly on the basis of an undivided one-half interest by Bayer and Millennium, PROVIDED THAT either Party may only sell, license or otherwise transfer such jointly-owned invention without the consent of the other Party in a manner that is consistent with the licenses granted pursuant to this



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


Agreement and is otherwise consistent with this Agreement. The determination of inventorship shall be made in accordance with relevant patent laws; in the event of a dispute regarding inventorship or the ownership of Know-How, if the Parties are unable to resolve the inventorship dispute, mutually acceptable outside patent counsel not regularly employed by either Party shall resolve such dispute.

         Section 6.2 PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

         (a) GENERAL. Except as otherwise provided in Sections 6.2(b) and (c), the responsibility for preparing, filing and prosecuting patent applications and for maintaining patents (and for managing any interference proceedings relating to the foregoing) covering inventions made in the course of the Discovery Program or the Bayer Development Program shall be the responsibility of the Party that makes said invention, PROVIDED, HOWEVER, that, with respect to inventions made jointly by the Parties, such responsibility shall be shared by the Parties as determined by agreement of the Parties on a case-by-case basis. All patent expenses incurred by a Party in the performance of its obligations under this Section 6.2(a) shall be borne by such Party. If either Party elects not to participate financially in the further prosecution or maintenance of any Patent Right that covers a joint invention, such Party shall notify the other Party of such election at least thirty (30) days prior to the last available date for action to preserve such Patent Right. If such other Party elects to continue prosecution or maintenance, such Patent Right shall become the exclusive property of such other Party and appropriate assignment documents shall be executed.

         (b) QTs AND CONFIGURED ASSAYS. The responsibility for preparing, filing and prosecuting patent applications and for maintaining patents (and for managing any interference proceedings relating to the foregoing) covering inventions made in the course of the Discovery Program that pertain to QTs and Configured Assays shall be as follows: (i) for QTs and Millennium Configured Assays - Millennium; (ii) for Bayer Configured Assays - Bayer; and (iii) for Configured Assays that are configured jointly by the Parties - determined by agreement of the Parties on a case-by-case basis. All patent expenses incurred by Millennium in the performance of its obligations under this Section 6.2(b) shall be borne by Millennium.

         (c) PRODUCTS. The responsibility for preparing, filing and prosecuting patent applications and for maintaining patents (and for managing any interference proceedings relating to the foregoing) (i) covering inventions pertaining to Bayer Royalty Products shall be the responsibility of Bayer and
(ii) covering inventions pertaining to Millennium Royalty Products shall be the responsibility of Millennium. All patent expenses incurred by a Party in the performance of its obligations under this Section 6.2(c) shall be borne by such Party.

         Section 6.3 COOPERATION. Each Party hereby agrees to (a) make its employees, agents and consultants available to the other Party (or to the other Party's



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
          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party to prepare, file and prosecute patent applications and maintain resulting patents that cover Selected QTs, Configured Assays, Bayer Royalty Products and Millennium Royalty Products (the "Designated Inventions"), and (b) cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights that cover Designated Inventions, and (c) cooperate, if necessary and appropriate, with the other Party in the protection of Patent Rights that cover Designated Inventions.

         Section 6.4 THIRD PARTY INFRINGEMENT.

         (a) LEGAL PROCEEDINGS. Bayer shall have the sole right and responsibility to institute legal proceedings against any third party believed to be infringing the intellectual property rights pertaining to Bayer Configured Assays, Configured Assays configured jointly by the Parties and Bayer Royalty Products. All costs relating to such legal proceedings shall be borne by Bayer. Any recoveries in excess of Bayer's costs shall be deemed to be Net Sales (the "Recovered Bayer Net Sales") and, as such, shall contribute to the Annual Sales Volume for applicable Bayer Royalty Products, on a product-by-product basis, PROVIDED, HOWEVER, that the royalty payment to be made to Millennium with respect to any such Recovered Bayer Net Sales shall be based on a royalty rate of [**]. Millennium shall have the sole right and responsibility to institute legal proceedings against any third party believed to be infringing the intellectual property rights related to QTs, Configured Assays that are neither Bayer Configured Assays, Configured Assays configured jointly by the Parties nor Millennium Royalty Products. All such costs relating to such legal proceedings shall be borne by Millennium. Any recoveries in excess of Millennium's costs shall be deemed to be Net Sales (the "Recovered Millennium Net Sales") and, as such, shall contribute to the Annual Sales Volume for applicable Millennium Royalty Products, on a product-by-product basis, PROVIDED, HOWEVER, that the royalty payment to be made to Bayer with respect to any such Recovered Millennium Net Sales shall be based on a royalty rate of [**].

         (b) COOPERATION; SETTLEMENTS. In the event that either Bayer or Millennium takes action pursuant to subsection (a) above, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable. Bayer shall not settle or compromise any claim or proceeding relating to Millennium Know-How or Millennium Patent Rights without the prior written consent of Millennium, such consent not to be unreasonably withheld. Millennium shall not settle or compromise any claim or proceeding relating to Bayer Know-How or a Bayer Patent Right without the prior written consent of Bayer, such consent not to be unreasonably withheld.



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
         Section 6.5 CLAIMED INFRINGEMENT.

         In the event that a Party becomes aware of any claim that the practice by Bayer of Millennium Know-How that has been licensed to Bayer pursuant to Sections 3.1 or 3.2, or that the practice by Millennium of Bayer Returned QT Know-How that has been licensed to Millennium pursuant to Section 3.2, infringes the intellectual property rights of any third party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action.

                                   ARTICLE VII

                                 CONFIDENTIALITY

         Section 7.1 CONFIDENTIAL INFORMATION. All Confidential Information disclosed by a Party to the other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for regulatory approval of products developed by Bayer or Millennium or any of their respective Affiliates or for the filing, prosecution and maintenance of Patent Rights), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

         (a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

         (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

         (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving Party or its sublicensees; or

         (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

         (e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, PROVIDED THAT the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

         Section 7.2 EMPLOYEE AND ADVISOR OBLIGATIONS. Bayer and Millennium each agree that they shall provide Confidential Information received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party's Affiliates, who have a need to know and have an obligation to treat such information and materials as confidential. Each employee of Bayer, Millennium or their respective Affiliates who participates in the Discovery Program or the Bayer Development Program shall be required to acknowledge in writing that the provisions of this Article VII shall be binding upon such employee.

         Section 7.3 TERM. All obligations of confidentiality imposed under this
Article VII shall expire five (5) years following termination or expiration of this Agreement.

         Section 7.4 PUBLICATIONS. The Parties acknowledge that scientific lead time is a key element of the value of the Discovery Program and the Bayer Development Program and further agree that scientific publications must be strictly monitored to prevent any adverse effect of the premature publication of results of the Discovery Program and the Bayer Development Program. The Parties shall establish a procedure for publication review and approval and each Party shall first submit to the other Party an early draft of all such publications, whether they are to be presented orally or in written form, at least sixty (60) days prior to submission for publication. Each Party shall review each such proposed publication in order to avoid the unauthorized disclosure of a Party's Confidential Information and to preserve the patentability of inventions arising from the Discovery Program and the Bayer Development Program. If, as soon as reasonably possible but no longer than sixty (60) days following receipt of an advance copy of a Party's proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party shall delete such Confidential Information from its proposed publication. If, as soon as reasonably possible but no longer than sixty (60) days following receipt of an advance copy of a Party's proposed publication, the other Party informs such Party that its proposed publication could be expected to have a material adverse effect on any Patent Rights or Know-How of such other Party, then such Party shall delay such proposed publication sufficiently long to permit the timely preparation and first filing of patent application(s) on the information involved. Without limiting the generality of the foregoing, Millennium shall not permit a publication that includes information relating to a Bayer Development Candidate without the prior approval of Bayer.



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
                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

         Section 8.1 REPRESENTATIONS OF AUTHORITY. Bayer and Millennium each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement. Millennium represents and warrants to Bayer that it has the right to grant to Bayer the licenses and sublicenses granted pursuant to this Agreement, and that it has, as of the Effective Date, access to and the right to use the technology necessary to perform its obligations hereunder.

         Section 8.2 CONSENTS. Bayer and Millennium each represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been and shall be obtained, except with respect to approvals required under the HSR Act.

         Section 8.3 NO CONFLICT. Bayer and Millennium each represents and warrants that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party's obligations hereunder and the conduct of the Discovery Program (a) do not conflict with or violate any requirement of applicable laws or regulations and
(b) do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date.

         Section 8.4 EMPLOYEE OBLIGATIONS. Bayer and Millennium each represents and warrants that all of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and obligating the individual to maintain as confidential such Party's Confidential Information as well as confidential information of a third party which such Party may receive, to the extent required to support such Party's obligations under this Agreement.

         Section 8.5 KNOW-HOW. To the knowledge of Millennium, except as disclosed in writing by Millennium to Bayer, as of the Execution Date and the Effective Date, the conduct by Millennium of the Target Discovery Program in accordance with the Research Plan does not and will not infringe or conflict with the rights of any third party in respect of Know-How or issued patents or published patent applications owned by such third party, except where such infringement or conflict would not materially affect the ability of Millennium to conduct the Target Discovery Program in accordance with the Research Plan. To the knowledge of Millennium, as of the Execution Date, none of the Know-How or Patent Rights owned, controlled or used by Millennium that is expected to be utilized by Millennium in the Target Discovery Program in accordance with the Research Plan is being infringed by any third party, except where such infringement would not materially affect the ability of Millennium to conduct the Target Discovery Program in accordance with the Research Plan. As of the Execution Date, there is no claim or demand of any person pertaining to, or any proceeding which is pending or, to the knowledge of Millennium, threatened, that challenges the rights of Millennium in respect of Know-How or Patent Rights owned, controlled or used by Millennium, except where such claim, notice, demand or proceeding would not materially adversely affect the ability of Millennium to conduct the Target Discovery Program in accordance with the Research Plan.

         Section 8.6 CONTRACTS. Millennium is not a party to any contract that, if terminated, would materially adversely affect Millennium's ability to conduct the Target Discovery Program in accordance with the Research Plan.

         Section 8.7 NO WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN OR IN THE INVESTMENT AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF DEVELOPED, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         Section 8.8 SURVIVAL. The representations and warranties set forth in this Agreement shall survive the Effective Date.


                                   ARTICLE IX

                              TERM AND TERMINATION

         Section 9.1 TERM. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article IX, and otherwise remains in effect until the expiration of all of the obligations to pay royalties set forth in Article V.

         Section 9.2 SURVIVAL OF LICENSES.

         (a) LICENSES TO BAYER. Upon the expiration of Bayer's obligations to pay royalties to Millennium under Section 5.5 with respect to each Bayer Royalty Product in any country, the licenses under Millennium Know-How and Millennium Patent Rights set forth in Section 3.1(a) and Section 3.2(a) shall be deemed to be perpetual and fully paid up with respect to such Bayer Royalty Product in such country.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



         (b) LICENSES TO MILLENNIUM. Upon the expiration of Millennium's obligations to pay royalties to Bayer under Section 5.6 with respect to each Millennium Royalty Product in any country, the licenses under Bayer Returned QT Know-How and Bayer Returned QT Patent Rights set forth in Section 3.2(d) shall be deemed to be perpetual and fully paid-up with respect to such Millennium Royalty Product in such country.

         Section 9.3 TERMINATION FOR MATERIAL BREACH. Upon any material breach of this Agreement by either Party (in such capacity, the "Breaching Party"), the other Party (in such capacity, the "Non-Breaching Party") may terminate this Agreement by providing sixty (60) days' written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless (a) the Breaching Party cures such breach during such sixty (60) day period, or (b) if such breach is not susceptible to cure within sixty (60) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately). The Parties shall use reasonable efforts to work together to cure any breach. In the event of a dispute concerning whether a material breach has occurred, such dispute shall be resolved in accordance with the provisions of Article X, and the 60-day cure period specified above shall be suspended during the period commencing upon the submission of such dispute for resolution under Section 10.1 to the Executive Officers and continuing until the resolution of such dispute under Section 10.1 or Section 10.4, as applicable. Without limiting the generality of the foregoing, material failure by Millennium to maintain and make available adequate technical resources and personnel to perform its obligations under the Discovery Program in accordance with the Research Plan shall be considered to be a material breach of this Agreement. Notwithstanding the foregoing, a breach of the provisions of Article VII or
Article VIII shall not be deemed to be a material breach under this Section 9.3 unless such breach has a material adverse effect on the Discovery Program, the Bayer Development Program or the business or financial condition of the Non-Breaching Party, PROVIDED THAT [**] shall be deemed to have a material adverse effect on the Discovery Program and the Bayer Development Program.

         Section 9.4 BAYER TERMINATION RIGHT. Bayer shall have the right to terminate this Agreement if (a) by the end of the Second Contract Year either
(i) at least [**] QTs have not been entered into the Selectable QT Pool, or (ii) at least [**] QTs that are [**] have not been entered into the Selectable QT Pool or the Above Quota Pool, PROVIDED THAT the termination rights in subsection
(a)(ii) shall not be applicable if at least [**] QTs have been entered into the Selectable QT Pool (including QTs deemed to have entered pursuant to Section 2.8); and (b) by the end of the Third Contract



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
          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



Year, either (i) at least [**] QTs have not been entered into the Selectable QT Pool, or (ii) at least [**] QTs that are [**] have not been entered into the Selectable QT Pool or the Above Quota Pool, PROVIDED THAT the termination right in subsection (b)(ii) shall not be applicable if at least [**] QTs have been entered into the Selectable QT Pool (including QTs deemed to have entered pursuant to Section 2.8). In order to exercise its right to terminate under this
Section 9.4, Bayer shall provide written notice of such termination to Millennium within 30 days after the end of the applicable Contract Year, such termination to be effective immediately upon provision of such notice.

         Section 9.5 TERMINATION UPON CHANGE OF CONTROL. If a Change of Control with respect to either Party occurs during the Program Term, the other Party may, at its sole discretion, elect to terminate this Agreement by giving the Party which experienced such Change of Control written notice within ninety (90) days after such Change of Control, such termination to be effective sixty (60) days after provision of written notice of termination.

         Section 9.6 NO EFFECTIVENESS UPON HSR DENIAL OR TERMINATION OF INVESTMENT AGREEMENT. The Agreement shall not become effective (and accordingly shall immediately terminate) in the event that (a) the FTC and/or the DOJ shall seek a preliminary injunction under the HSR Act against Millennium and Bayer to enjoin the transaction contemplated by this Agreement; (b) the HSR Clearance Date shall not have occurred on or prior to [**]; or (c) the Investment Agreement shall be terminated in accordance with Section 8.1 of the Investment Agreement.

         Section 9.7 EFFECT OF TERMINATION.

         (a) GENERAL. In the event that this Agreement is terminated by either Party, (i) the licenses set forth in Sections 3.1(a) and (b), 3.2(a) and (b) and 3.2(d) shall, except as provided in subsection (b) below, survive such termination, subject to continued compliance with obligations related to such licenses, such as the royalty and reporting provisions of Article V; (ii) the performance of work under the Discovery Program shall cease as of the effective date of such termination; (iii) all financial obligations under Sections 5.3 and
5.4 accrued or owed as of the effective date of such termination shall remain effective and shall be paid promptly; and (iv) the right to select QTs and Replacement QTs from the Selectable QT Pool shall terminate as of the effective date of such termination.

         (b)   TERMINATION UNDER SECTION 9.3. Subject to the provisions of
Section 9.2, if this Agreement is terminated under Section 9.3 and Millennium is the Breaching Party, the licenses granted by Bayer to Millennium under Section 3.2(d) shall terminate as of the effective date of such termination, and all sublicenses granted by

Millennium pursuant to Section 3.2(d)(iii) shall also terminate as of such date. Subject to the provisions of Section 9.2, if this Agreement is terminated under
Section 9.3 and Bayer is the Breaching Party, the licenses granted by Millennium to Bayer under Sections 3.1(a) and 3.2(a) shall terminate as of the effective date of such termination, and all sublicenses granted by Bayer pursuant to Sections 3.1(b) and 3.2(b) shall also terminate as of such date.

         Section 9.8 SURVIVAL. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination: Article I, Section 2.12, Section 2.13,
Section 3.1 (except as provided in Section 9.7), Section 3.2(d) (except as provided in Section 9.7), Section 5.5, Section 5.6, Section 5.7, Section 5.10,
Section 5.11, Article VI, Article VII, Article IX, Article X and Article XI.


                                    ARTICLE X

                               DISPUTE RESOLUTION

         Section 10.1 GENERAL. Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled, if possible, through good faith negotiations between the Parties. If, however, the Parties are unable to settle such dispute after good faith negotiations, the matter shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution, if any, of a referred issue shall be final and binding on the Parties.

         Section 10.2 INDEPENDENT EXPERTS. Each Executive Officer shall have the right to engage the services of any number of independent experts in the field in question (each individual so engaged by each Executive Officer to be reasonably acceptable to the other Executive Officer in terms of independence and expertise and to be engaged under obligations of confidentiality) to assist the Executive Officers in making a joint determination in the best interests of the collaboration, and each Executive Officer shall be obligated to consider in good faith the analyses and opinions of any such independent experts engaged by either of them in making a determination.

         Section 10.3 FAILURE OF EXECUTIVE OFFICERS TO RESOLVE DISPUTE. If the Executive Officers are unable to settle the dispute after good faith negotiation in the manner set forth above, then the dispute shall be resolved in accordance with Section 10.4, which resolution shall be final and binding upon the Parties, PROVIDED THAT Designated Scientific Issues shall be resolved in accordance with
Section 2.16.

         Section 10.4 ALTERNATIVE DISPUTE RESOLUTION. If the dispute has not been resolved by the Executive Officers within thirty (30) days of referral in accordance with Section 10.1, or if the Executive Officers fail to meet within such thirty
(30) days, a Party may seek resolution of the dispute by initiating arbitration in accordance with the following provisions.

         (a) All disputes arising out of this Agreement and referred to arbitration pursuant to this Section 10.4 shall be finally resolved by arbitration conducted in the English language in London, England in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (UNCITRAL). Each Party shall appoint an arbitrator and the two arbitrators so appointed shall jointly appoint a third arbitrator; PROVIDED HOWEVER, that if they cannot agree (or if any one Party refuses to appoint an arbitrator), then this third arbitrator shall be appointed by the American Arbitration Association ("AAA"). If a Party fails to appoint an arbitrator within thirty (30) days after a dispute is referred to arbitration, the AAA shall appoint an arbitrator for such Party. The AAA shall be the administrator of the arbitration proceedings.

         (b)   The arbitrators shall rule on each disputed issue within ninety
(90) days after the third arbitrator has accepted the appointment to serve as an arbitrator, PROVIDED THAT if the arbitrators are unable to render a decision within such 90-day period, they shall render such decision as soon thereafter as is practicable. The arbitrators shall issue a written decision in order to explain the basis of the ruling. The arbitrators shall not have the authority to award punitive damages.

         (c) The arbitrators shall be paid reasonable fees plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

               (i) If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses.

               (ii) If the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the ruling a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

         (d) Any decision or award of the arbitrators shall be final, conclusive, and binding on the Parties to the dispute, and judgment may be entered on any award in any court of competent jurisdiction. To the extent lawful, the Parties exclude any right of application or appeal to the English or other courts in connection with any question of law arising in the arbitration or in connection with any award or decision made by the arbitrators, except as is necessary to recognize or enforce such award or decision.

         Section 10.5 NO LIMITATION. Notwithstanding the foregoing, nothing in this Article X shall be construed as limiting in any way the right of a Party to seek injunctive or other equitable relief from a court of competent jurisdiction with respect to any actual or threatened breach of this Agreement.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         Section 11.1 PRODUCT LIABILITY INDEMNIFICATION.

         (a) BAYER. Bayer agrees to defend Millennium and its Affiliates at its cost and expense, and will indemnify and hold Millennium and its Affiliates and their respective directors, officers, employees and agents (the "Millennium Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any claim relating to (i) any breach by Bayer of any of its representations, warranties or obligations pursuant to this Agreement or
(ii) personal injury from the development, manufacture, use, sale or other disposition of any product or service offered by Bayer and/or its licensees or collaborators. In the event of any such claim against the Millennium Indemnified Parties by any third party, Millennium shall promptly notify Bayer in writing of the claim and Bayer shall manage and control, at its sole expense, the defense of the claim and its settlement. The Millennium Indemnified Parties shall cooperate with Bayer and may, at their option and expense, be represented in any such action or proceeding. Bayer shall not be liable for any litigation costs or expenses incurred by the Millennium Indemnified Parties without Bayer's prior written authorization. In addition, Bayer shall not be responsible for the indemnification of any Millennium Indemnified Party arising from any negligent or intentional acts by such party, or as the result of any settlement or compromise by the Millennium Indemnified Parties without Bayer's prior written consent.

         (b) MILLENNIUM. Millennium agrees to defend Bayer and its Affiliates at its cost, and will indemnify and hold Bayer and its Affiliates and its respective directors, officers, employees and agents (the "Bayer Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any claim relating to (i) any breach by Millennium of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury from the development, manufacture, use, sale or other disposition of any product or service offered by Millennium or its licensees or collaborators. In the event of any claim against the

Bayer Indemnified Parties by any third party, Bayer shall promptly notify Millennium in writing of the claim and Millennium shall manage and control, at its sole expense, the defense of the claim and its settlement. The Bayer Indemnified Parties shall cooperate with Millennium and may, at their option and expense, be represented in any such action or proceeding. Millennium shall not be liable for any litigation costs or expenses incurred by the Bayer Indemnified Parties without Millennium's prior written authorization. In addition, Millennium shall not be responsible for the indemnification of any Bayer Indemnified Party arising from any negligent or intentional acts by such party, or as the result of any settlement or compromise by the Bayer Indemnified Parties without Millennium's prior written consent.

         Section 11.2 SECTION 365(n) OF THE BANKRUPTCY CODE. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its or their possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

         Section 11.3 GOVERNING LAW. This Agreement shall be construed and the respective rights of the Parties hereto determined (including in any arbitration proceeding under Article X) according to the substantive laws of the Commonwealth of Massachusetts notwithstanding the provisions governing conflict of laws under such Commonwealth of Massachusetts law to the contrary and without giving effect to the United Nations Convention on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention") and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, except matters of intellectual property law which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

         Section 11.4 ASSIGNMENT. Neither Millennium nor Bayer may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the business and assets of Millennium, on the one hand, or Bayer, on the other, to which the subject matter of this Agreement pertains. Notwithstanding the foregoing, any Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party.

         Section 11.5 AMENDMENTS. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

         Section 11.6 NOTICES.

         Notices to Millennium shall be addressed to:

                  Millennium Pharmaceuticals, Inc.
                  238 Main Street
                  Cambridge, Massachusetts 02139-4815

                  Attention: Chief Executive Officer
                  Facsimile No.: (617) 621-0264

with a copy to:

                  Attention:  Legal Department

         Notices to Bayer shall be addressed to:

                  Bayer AG
                  D 51368
                  Leverkusen, Germany

                  Attention: General Counsel
                  Facsimile No.: 011 49 214 308 1146

with a copy to:

                  Bayer Corporation
                  400 Morgan Lane
                  West Haven, Connecticut 06516-4175

                  Attention:  Legal Department
                  Facsimile No.: (203) 812-2795

         Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

         Section 11.7 EXPORTS. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party. Bayer and Millennium agree not to export or reexport, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any governmental regulations that may be applicable. Bayer and Millennium agree to obtain similar covenants from their Affiliates, sublicensees and contractors with respect to the subject matter of this Section 11.7.

         Section 11.8 FORCE MAJEURE. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

         Section 11.9 PUBLIC ANNOUNCEMENTS. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon among the Parties in advance of such announcement. Each Party understands that this Agreement is likely to be of significant interest to investors, analysts and others, and that either Party therefore may make such public announcements with respect thereto. The Parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to the other Party with a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least five (5) business days prior to the scheduled disclosure. Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement, PROVIDED THAT such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed. Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.

         Section 11.10 INDEPENDENT CONTRACTORS. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Millennium or Bayer to act as agent for the other. The Program Directors and members of Project Teams shall remain employees of Bayer or Millennium, as the case may be.

         Section 11.11 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

         Section 11.12 HEADINGS. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

         Section 11.13 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of Millennium or Bayer to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

         Section 11.14 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Millennium and Bayer hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

         Section 11.15 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which counterparts, when so executed and



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
delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

         Section 11.16 HSR FILING. As soon as practicable after the Execution Date, each of Bayer and Millennium shall promptly file any Notification and Report Forms and related materials that either such Party may be required to file with the FTC and the DOJ under the HSR Act, shall use its best efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings or information submissions pursuant thereto, or responses to requests to additional information thereunder, that may be necessary, proper or advisable.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

                                            BAYER AG

                                            By: [Illegible]
                                                ----------------------------
                                            Title: GENERAL MANAGER

                                            By: [ILLEGIBLE]
                                                ----------------------------
                                            Title: SENIOR COUNSEL



                                            MILLENNIUM PHARMACEUTICALS, INC.

                                            By: Steven M. Holzman
                                                ----------------------------
                                            Title: CHIEF BUSINESS OFFICER

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                                    EXHIBIT A

                                    QT QUOTAS

         The Parties have established the following objectives and quotas relating to QTs. [**] and relevant to the entry of QTs into the Selectable QT Pool.

A.       CFA OBJECTIVES AND QUOTAS

         1. OBJECTIVES. In each year of the Discovery Program, QTs should be distributed among the various CFAs according to the following distribution:
[**].

         2. QUOTAS. No more than the following numbers of QTs for the various CFAs shall be entered into the Selectable QT Pool during the applicable periods set forth below unless otherwise agreed upon by Bayer:

              CFA                           Contract Years
                                            --------------

              [**]                               [**]


B.       DRUGGABLE TARGET CLASS

         1. OBJECTIVES. In each year of the Discovery Program, QTs should be distributed among the various Druggable Target Classes according to the following distribution: [**].

         2. QUOTAS. No more than the following numbers of QTs in the various Druggable Target Classes shall be entered into the Selectable QT Pool during the applicable periods set forth below unless otherwise agreed upon by Bayer:

              CLASS                         Contract Years
                                            --------------

              [**]                               [**]

C.       [**].

         1.   OBJECTIVES. It is desirable that as many QTs as possible be [**].

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



         2. QUOTAS. No more than the following numbers of QTs that are [**] shall be entered into the Selectable QT Pool during the applicable periods set forth below unless otherwise agreed upon by Bayer:

                                 Contract Years
                    ---------------------------------------

                    1 - 2             3         4         5
                     [**]            [**]      [**]     [**]

The quotas set forth above in Paragraph C shall cease to apply at such time as [**] QTs that are [**] have been entered into the Selectable QT Pool.

                                    EXHIBIT B

Bayer                                                        Bayer-Millennium
                                                             Collaboration

                                                             Small Molecule Drug
                                                             Discovery Research
                                                             Plan

                                                             CONFIDENTIAL




         THIS EXHIBIT CONTAINS CONFIDENTIAL MATERIALS WHICH HAVE
         BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                                             September 22, 1998
























                                                      Millennium Pharmaceuticals
                                                      640 Memorial Drive
                                                      Cambridge, MA 02139

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                                    EXHIBIT C

                         ORIGINAL PARTNERS IN [**] AREAS

[**] AREA                                             ORIGINAL PARTNER
---------                                             ----------------

   [**]                                                     [**]

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                                    EXHIBIT D

                            PROGRAM PAYMENT SCHEDULE

                  Date                                  PAYMENT DUE

                  [**]                                      [**]